Exhibit 3.11

CIVIL, COMMERCIAL AND MARINE CONTRACTS. DELIA GRACIELA RUIZ.

CIVIL LAW NOTARY PUBLIC. REG. No. 225. EDUARDO VICTOR HAEDO 1069 - 4º PISO OF. 74. TELEFAX: 493 077. ASUNCIÓN – PARAGUAY.----------

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NOTARIZED DOCUMENT OF: MERGER FINAL AGREEMENT. REQUESTED BY:--------------- FOR: THE FIRM MERCO PAR S.A.C.I.------------------------ YEAR: 2008 No.: 164.- PAGE: 370 and subsequent.- Copy: FIRST COLEGIO DE ESCRIBANOS DEL PARAGUAY. Notarized Document. SERIES AQ.- No. 4308480.-

FINAL “MERGER BY ABSORPTION” AGREEMENT OF THE FIRMS HIDRO GAS SOCIEDAD ANONIMA AND PETROVIA SOCIEDAD ANONIMA BY MERCO PAR S.A.CI.- TRANSCRIPTION OF MINUTES OF EXTRAORDINARY GENERAL MEETINGS REQUESTED BY THE MERGING FIRMS AND MODIFICATION OF THE BYLAWS OF THE FIRM MERCO PAR S.A.C.I.

NUMBER: ONE HUNDRED SIXTY FOUR. In the City of Asunción, Capital of the Republic of Paraguay, being the THIRTY FIRST day of the month of DECEMBER of the year two thousand and eight, before me: DELIA GRACIELA RUIZ, Civil Law Notary Public, with Registration No. 225, there appear: Mr. EDUARDO EMILIO BLANC, of Argentinean nationality, married, with Paraguayan Identification No. 4,688,292 and, Mr. MARCOS JUAN PERONI CLIFTON, Paraguayan, divorced, with Paraguayan Identification No. 1,010,363, Mrs. NORMA LIA AGUILAR, of Argentinean nationality, divorced, with Paraguayan Identification No. 1,491,983, all of them with address, for the purpose of this act, on 324 Jejui St., 7th Floor, of this Capital.

The people appearing before me are of legal age, able, fulfilled all personal mandatory duties regarding acts of this nature and are known to me. Mr. EDUARDO EMILIO BLANC AND Mr. MARCOS JUAN PERONI CLIFTON there appear at this act on behalf of, and representing, the firm that operates in this place under de name of “HIDRO GAS S.A.”, with Tax Identification Card No. 80013641-1, as President and Head Director, designated by Ordinary General

Meeting, as stated in the Minutes No. 15 of June 26th, 2008. Mrs. NORMA LIA AGUILAR and Mr. MARCOS JUAN PERONI CLIFTON, there appear on behalf and representation of the Firm PETROVIA S.A., with Tax Identification Card No. 80018600-1, as President and Head Director, as stated in the Shareholders’ Ordinary General Meeting Minutes No. 12, of June 26th, 2008. Mr. EDUARDO EMILIO BLANC AND MARCOS JUAN PERONI CLIFTON, there appear on behalf of, and representing, the firm that operates in this place under de name of “MERCO PAR S.A.C.I.”, with Tax Identification Card No. 80011137-0, as Head Directors, as stated in the Shareholders’ Ordinary General Meeting Minutes No. 19, held on June 26th, 2008. I omit to transcribe the previously mentioned Minutes since a duly certified copy, attached to the protocol, is available if necessary. The Firm “HIDRO GAS S.A.” was established on February 26th, 1996, under Notarized Document No. 43, executed by Notary Public Marina Galeano Suarez; stated in such Document are the company’s name, purpose, capital stock, administration system and further details of its constitution and functioning. The Notary Public’s testimony was stated at the General Direction of Public Registries, Juridical People and Associations Registry under the No. 133, page 1705, “A” Series, on March 14th, 1996, and at the Commercial Public Registry, under No. 190, B Series, page 1974 and subsequent, Contracts Section, on March 14th, 1996. Later by Notarized Document No. 177, of August 14th, 1996, executed by Notary Public Marina Galeano Suarez, whose testimony was stated at the General Direction of Public Registries under No. 487, pages 5451 and subsequent, B Series, registered at the Juridical People and Associations Registry, on August 29th, 1996; and at the Commercial Public Registry, under the No. 420, C Series, pages 4147 and subsequent, Contracts Section, on September 16, 1997, executed by Notary Public Marina Galeano Suárez, whose testimony was stated at the General Direction of Public Registries, Juridical People and Associations Registry, under No. 174, pages 2268 and subsequent, A Series, on Mayo 12, 1997; and at the Commercial Public Registry, under the No. 178, B Series, pages 1641 and subsequent, Contracts Section, on May 14, 1997.- And, by Notarized Document No. 19 of December 18, 2007, executed by Notary Public Carolina Isabel López Brizuela, whose testimony was stated at the General Direction of Public Registries, Juridical People and Associations Registry, under the No. 525, pages 5533 and subsequent, A Series, on December 21, 2007; and at the Commercial Public Registry, under the No. 588, F Series, pages 7416 and subsequent, Contracts Section, on December 21, 2007. I omit the reproduction of the said documents since duly certified copies are attached to the protocol, to which I will refer if necessary. The firm PETROVIA SOCIDAD ANÓNIMA was established on September 24, 1998 by Notarized Document No. 318, executed by Notary Public Ramón Zubizarreta Zaputovich, where its name, capital stock, administration system and other circumstances of its operations are stated. Having been approved their Bylaws and registered at the Juridical People and Associations Registry of the General Direction of Public Registries, instructed by examining judge, Civil and Commercial, Juan Pablo Vázquez, Secretary Maria A. Nuñez, according to A.I. No. 1358 of October 5, 1998; registered under the No. 244, page 2738, C Series, of October 6, 1998; and at the Commercial Public Registry, instructed by the same Judge, under the No. 744, A Series, pages 4.616 and subsequent, Contracts Section, on October 8, 1998. I omit the reproduction of the said documents since duly certified copies are attached to the protocol, to which I will refer if necessary. The firm “MERCO PAR S.A.C.I.” was established by Notarized Document No. 396 of December 10, 1994, executed by Notary Public Norma Estela Silvero de León, registered at the General Direction of Public Registries of the Commercial Public Registry, under the No. 732, D Series, pages 3749 and subsequent, Contracts Section, on July 13, 1994. The Bylaws have been modified due to a change in denomination, adopting the name “MERCO PAR S.A.C.I.”, as stated in the terms of the Notarized Document No. 79 of March 15, 1995, executed by Notary Public Norma Estela Silvero de León, whose testimony was stated at the General Direction of Public Registries, Registry of Juridical People and Associations, registered under the No. 234, pages 3.089 and subsequent, A Series, on March 27, 1995 and at the Commercial Public Registry, under the No. 437, D Series, pages 3749 and subsequent, Contracts Section, on March 28, 1995. The reproduction of the said documents is omitted since duly certified copies have been attached to the protocol and to which I will refer if necessary. Mr. EDUARDO EMILIO BLANC AND MR. MARCOS JUAN PERONI CLIFTON, on behalf of, and representing, the firm HIDRO GAS SOCIEDAD ANÓNIMA; Mrs. NORMA LIA AGUILAR and Mr. MARCOS JUAN PERONI CLIFTON, on behalf of, and representing, the firm PETROVÍA SOCIEDAD ANÓNIMA, and Mr. EDUARDO EMILIO BLANC and Mr. MARCOS JUAN PERONI CLIFTON, on behalf of, and representing, the firm MERCO PARA S.A.C.I. say: That, for legal reasons, they request my intervention to register, under Notarized Document, the “FINAL MERGER AGREEMENT” of the firms they represent, for which, MERCO PAR S.A.CI. “absorbs” the firms HIDRO GAS SOCIEDAD ANÓNIMA Y PETROVÍA SOCIEDAD ANÓNIMA, which, in consequence, are dissolved but no liquidated, according to what follows: FIRST: Through private document of September 30, 2008, the firms previously mentioned, subscribed a “MERGER AGREEMENT”, whose content is transcribed thereupon, and copy of which, duly certified, is attached to my Protocol: “MERGER AGREEMENT”. In the city of Asunción, Republic of Paraguay, being the 30th day of the month of September of 2008, between, MERCO PAR S.A.C.I., with RUC No. 80011137-0, represented in this act by Mr. Eduardo Blanc and Mr. Marcos Juan Peroni, as Head Directors of the company; HIDRO GAS S.A., with RUC No. 80013641-1, represented in this act by Mr. Eduardo Blanc and Mr. Marcos Juan Peroni, as Head Directors of the company; and PETROVÍA S.A., with RUC No. 80018600-1, represented in this act by Mrs. Norma Aguilar and Mr. Marcos Juan Peroni, as President and Head Director of the company, respectively; all of them with domicile, for the purpose of this act, at 432 Jejui St, Edificio Grupo General, Seventh Floor, Asunción, all of them, hereafter referred to, in conjunction, as the “PARTS”, agree to execute the present MERGER AGREEMENT, hereafter, the “AGREEMENT”, which will be govern by the following clauses: FIRST: The PARTS agree to merge as follows: MERCO PAR S.A.C.I. will “absorb” HIDRO GAS S.A. and PETROVÍA S.A., which will be dissolved but not liquidated, with the objective of concentrating the activities of the PARTS in order to improve the commercial strength, productivity and the final results of their services, with the consequent benefit for all the parts, its shareholders and third parties. SECOND: The PARTS agree that the merger will be effective once the approval of all the shareholders is obtained and all legal formalities are fulfilled. The merging firms will be administered according to the dispositions of their respective Bylaws until the effective date of the merger. From that moment, the “surviving” firm will take over all the operations of the dissolved firms and will continue with the activities of such firms, assuming all of their rights and obligations. THIRD: The following documents are attached to the present AGREEMENT: Merger Special Financial Statements of each of the PARTS as of September 30, 2008, prepared under uniform grounds and identical valuation criteria, all of which, duly signed by the PARTS, become part of the present AGREEMENT. FORTH: The subscripted and paid Capital Stock of the “surviving” firm will be Gs.15,000,000,000 (GUARANIES FIFTEEN THOUSAND MILLION) when the combined equity of the dissolved firms is incorporated. The stocks that the “surviving” firm will issue in order to represent the amount in which its capital stock will be increased, due to the incorporation of the equity of the dissolved firms, add up to TWELVE THOUSAND (12,000) BEARER STOCKS OF A FACE VALUE OF ONE MILLION GUARANÍES EACH (Gs.1,000,000); such stocks will be subscribed and paid on a pro rata basis as follows: a) The firm NAUTICLER S.A., as stockholder of the dissolved firm HIDRO GAS S.A., will receive SIX THOUSAND EIGHT HUNDRED (6,800) stocks of the “surviving” firm. b) The firm KILMACOW (Compañía de Transporte Fluvial Internacional S.A.), as stockholder of the dissolved firm HIDRO GAS S.A. will receive THREE THOUSAND TWO HUNDRED (3,200) stocks of the “surviving” company. c) The firm PETROVÍA INTERNACIONAL S.A., as shareholder of the firm PETROVÍA S.A., will receive ONE THOUSAND NINE HUNDRED SIXTY (1,960) stocks of the “surviving” company. d) The firm NAUTICLER S.A., as shareholder of the company PETROVÍA S.A, will receive FORTY (40) stocks of the “surviving” firm. FIFTH: The PARTS agree with MERCO PAR S.A.C.I.’s Bylaws modification project, which will be submitted for approval to the shareholders of such company. SIXTH: The PARTS leave written evidence that there is no obligation whatsoever, neither requirable, nor conditional, nor eventual for which they are responsible, that has not been included in their respective Special Merger Financial Statements prepared as of September 30, 2008. SEVENTH: For the purpose of executing the merger of the PARTS, in accordance with the understanding contained in the present AGREEMENT, and its registration at the General Direction of Public Registries, and for all other pertinent respects, MERCO PAR S.A.C.I. will designate the Notary Public that will execute the Notarized Document for the Merger. EIGHTH: The PARTS agree that the present agreement will terminate if the same is not be approved by their respective shareholders or in case any claim is brought up by third parties, based on this AGREEMENT, which could not be resolved by the PARTS or remedied according with the current legal dispositions ruling the matter. The foreseen circumstance in the present clause does not create any responsibility or obligation for any of the PARTS. NINETH: For the interpretation and application of the present AGREEMENT, as well as for the resolution of any circumstantial dispute related to the same, the PARTS agree to submit to the competent civil and commercial court of the jurisdiction of the city of Asunción. IN WITNESS THEREOF, the PARTS sign the present MERGER AGREEMENT, in two identical copies and for the same effect, in the place and on the date indicated above. On behalf of MERCO PAR S.A.C.I.: Eduardo Blanc and Marcos Juan Peroni.- On behalf of HIDRO GAS S.A.: Eduardo Blanc and Marcos Juan Peroni.- On behalf of PETROVÍA S.A.: Norma Aguilar and Marcos Juan Peroni.- The foregoing is a true and accurate copy of the original document that I have seen.- SECOND: The SPECIAL MERGER FINANCIAL STATEMENTS, prepared by the merging companies, as of September 30, 2008, upon uniform grounds and identical valuation criteria, form part of the present Notarized Document and are attached to my protocol. THIRD: the said MERGER AGREEMENT was approved by the respective Extraordinary Meetings of each of the merging firms, held on November 3, 2008. FOURTH: No shareholder of the merging firms has resort to the use of his right of recess. FIFTH: The Merger Edicts were published on December 10, 12, 14, 16 and 19, 2008, in the newspapers “ABC COLOR” and “ULTIMA HORA” of the City of Asunción, in compliance with the provisions of Art. 1193 (b) of the Paraguayan Civil Code and, as evidence of this: a) Copies of the Invoices No. 2998 and 2999 issued for Publicity and Services, duly certified, are attached to my Protocol. SIXTH: Considering that, at the date of execution of the present Notarized Document, no one has validly opposed the present merger by “absorption” process of HIDRO GAS SOCIEDAD ANÓNIMA and PETROVÍA SOCIEDAD ANÓNIMA by MERCO PAR S.A.C.I., the merging parts resolve, for mutual consent, to continue with such process, executing the present FINAL MERGER AGREEMENT. SEVENTH: The merging firms, by means of the present Notarized Document execute this FINAL MERGER AGREEMENT, in accordance with the provisions of the Articles 1192, 1193 and related articles of the Paraguayan Civil Code, for which MERCO PAR S.A.C.I.

“absorbs” the firms HIDRO GAS SOCIEDAD ANÓNIMA and PETROVÍA SOCIEDAD ANÓNIMA, which are dissolved but not liquidated. EIGHTH: The respective Extraordinary Meetings Minutes of the Merging Firms, held on November 30, 2008 and stated at their Minutes Book are transcribed next. The Minutes are presented to me in this act and literally say: 1) EXTRAORDINARY MEETING MINUTES OF HIDRO GAS SOCIEDAD ANÓNIMA of November 3, 2008: EXTRAORDINARY MEETING MINUTE No. 16.- In the city of Asunción, on November 3, 2008, 15:00 hours, the Stockholders’ Extraordinary Meeting of the firm HIDRO GAS S.A. is held at its headquarters. The following stockholders are present: The firm KILMACOW S.A. (COMPAÑÍA DE TRANSPORTE FLUVIAL INTERNACIONAL S.A.) holds 3,170 stocks and the firm NAUTICLER S.A., holds 6,830 stocks; both firms are represented in this act by Mr. José Luis Vega, as stated in the power of attorney granted by the legal representatives of the stockholders on June 12, 2008 and June 16, 2008, respectively. The Meeting is constituted according to the provisions of the Bylaws of HIDRO GAS S.A. The Meeting call was published in the newspaper ULTIMA HORA for the legal term. Having manifested the preceding, the Extraordinary Meeting of HIDRO GAS S.A. is commenced. Following, the first item on the Agenda is addressed: “Constitution of the Meeting, designation of a President and a shareholder to act as Secretary, both with the obligation to subscribe de respective Minutes.” Mr. Eduardo Blanc Presides the Meeting and Mr. José Luis Vega is appointed Secretary. Thereupon, the second item of the Agenda is addressed: “Consideration of the Merger Agreement by “absorption” of the firms HIDRO GAS S.A. and PETROVÍA S.A. by MERCO PAR S.A.C.I., in accordance with the document subscripted between such companies on September 30, 2008”. The President comments on the factors that motivated the beginning of negotiations with the firms PETROVÍA S.A. and MERCO PAR S.A.C.I., in order to perform a merger with those firms, concluding with the signing of a Merger Agreement, signed on September 30, 2008. Following act, and still speaking, the President explains the Stockholders the advantages that the merger would bring for the merging companies and requests the Secretary to read the said Merger Agreement, which literally reads: “MERGER AGREEMENT”.- In the city of Asunción, Capital of the Republic of Paraguay, on September 30, 2008, between MERCO PAR S.A.C.I., with RUC No. 80011137-0, represented in this act by Mr. Eduardo Blanc and Mr. Marcos Juan Peroni, as Head Directors of the firm and PETROVÍA S.A., with RUC No. 80018600-1, represented in this act by Mrs. Norma Aguilar and Mr. Marcos Juan Peroni, as President and Head Director of the firm, respectively; all of them with address, for the purpose of this act, at 432 Jejui St., Edificio Grupo General, Seventh Floor, Asunción, hereafter referred to, in conjunction, as the PARTS, come to execute the present MERGER AGREEMENT, hereafter referred to as the “AGREEMENT”, which will be governed by the following clauses: FIRST: The PARTS agree to merge by means of “absorption” of the firms HIDRO GAS S.A. and PETROVÍA S.A. by MERCO PAR S.A.C.I.; the “absorbed” firms will be dissolved but not liquidated, with the purpose of concentrating the activities of the PARTS in order to boost productivity and commercial services final results, with the corresponding benefit for all the parts, its stockholders and third parties. SECOND: The PARTS agree that the merger will be effective once the approval of the respective stockholders is obtained and all the legal formalities have been fulfilled. The merging companies will be administered according to the dispositions of their respective Bylaws until the date the merger becomes effective. From that moment, the “surviving” company will take over all of the operations of the “absorbed” firms and continue with the activities of such companies, assuming all of their rights and obligations. THIRD: The following documents are attached to the present AGREEMENT: Merger Special Financial Statements of each of the PARTS as of September 30, 2008, prepared under uniform grounds and identical valuation criteria, all of which, duly signed by the PARTS, become part of the present AGREEMENT.FORTH: The subscripted and paid Capital Stock of the “surviving” firm will be Gs.15,000,000,000 (GUARANIES FIFTEEN THOUSAND MILLION) when the combined equity of the dissolved firms is incorporated. The stocks that the “surviving” firm will issue in order to represent the amount in which its capital stock will be increased, due to the incorporation of the equity of the dissolved firms, add up to TWELVE THOUSAND (12,000) BEARER STOCKS OF A FACE VALUE OF ONE MILLION GUARANÍES EACH (Gs.1,000,000); such stocks will be subscribed and paid on a pro rata basis as follows: a) The firm NAUTICLER S.A., as stockholder of the dissolved firm HIDRO GAS S.A., will receive SIX THOUSAND EIGHT HUNDRED (6,800) stocks of the “surviving” firm. b) The firm KILMACOW (Compañía de Transporte Fluvial Internacional S.A.), as stockholder of the dissolved firm HIDRO GAS S.A. will receive THREE THOUSAND TWO HUNDRED (3,200) stocks of the “surviving” company. c) The firm PETROVÍA INTERNACIONAL S.A., as shareholder of the firm PETROVÍA S.A., will receive ONE THOUSAND NINE HUNDRED SIXTY (1,960) stocks of the “surviving” company. d) The firm NAUTICLER S.A., as shareholder of the company PETROVÍA S.A, will receive FORTY (40) stocks of the “surviving” firm. FIFTH: The PARTS agree with MERCO PAR S.A.C.I.’s Bylaws modification project, which will be submitted for approval to the shareholders of such company. SIXTH: The PARTS leave written evidence that there is no obligation whatsoever, neither requirable, nor conditional, nor eventual for which they are responsible, that has not been included in their respective Special Merger Financial Statements prepared as of September 30, 2008. SEVENTH: For the purpose of executing the merger of the PARTS, in accordance with the understanding contained in the present AGREEMENT, and its registration at the General Direction of Public Registries, and for all other pertinent respects, MERCO PAR S.A.C.I. will designate the Notary Public that will execute the Notarized Document for the Merger. EIGHTH: The PARTS agree that the present agreement will terminate if the same is not be approved by their respective shareholders or in case any claim is brought up by third parties, based on this AGREEMENT, which could not be resolved by the PARTS or remedied according with the current legal dispositions ruling the matter. The foreseen circumstance in the present clause does not create any responsibility or obligation for any of the PARTS. NINETH: For the interpretation and application of the present AGREEMENT, as well as for the resolution of any circumstantial dispute related to the same, the PARTS agree to submit to the competent civil and commercial court of the jurisdiction of the city of Asunción. IN WITNESS THEREOF, the PARTS sign the present MERGER AGREEMENT, in two identical copies and for the same effect, in the place and on the date indicated above. Following, the Meeting unanimously resolves to approve, without any modifications, the Merger Agreement by “absorption” of the firms HIDRO GAS S.A. and PETROVÍA S.A. by MERCO PAR S.A.C.I., signed on September 30, 2008, agreeing that the same, after having fulfilled all corresponding legal requirements and formalities, will be considered Final

Merger Agreement and executed as a Notarized Document. Next, the Meeting addresses the third item of the Agenda: “Designation of stockholders to sign the respective Minutes.” The present Minutes are signed by Mr. José Luis Vega, representing the stockholders present. With no other item on the Agenda to discuss, the Meeting is adjourned, being 16:00 hours. The present Minutes are signed by the President of the Meeting, the Secretary of the same and the representative appointed by the stockholders. Signed by Eduardo Blanc, President of the Meeting; José Luis Vega Meza, Secretary of the Meeting and Representative of the Stockholders. I certify that the present is a true and correct copy. 2) MINUTES OF THE EXTRAORDINARY MEETING OF PETROVÍA SOCIEDAD ANÓNIMA held on November 3, 2008. MINUTES OF THE EXTRAORDINARY MEETING No.13. In the city of Asunción, on November 3, 2008, at 16:30 hours, the EXTRAORDINARY MEETING of stockholders of the firm PETROVÍA S.A. is held at its head office. The following stockholders are present: the firm PETROVÍA INTERNACIONAL S.A., with 1960 stocks, and the firm NAUTICLER S.A., with 40 stocks; both firms are represented in this act by Mr. Francisco Peroni, as stated in the Power of Attorney granted to him by the legal representatives of the stockholders on June 12, 2008 and June 16, 2008, respectively. The Meeting is constituted according to the provisions of the Bylaws of the firm PETROVÍA S.A. The Meeting call was published in the newspaper Última Hora for the legal term.--------------------------

Having manifested the preceding, the Extraordinary Meeting of PETROVÍA S.A. is commenced. Following, the first item on the Agenda is addressed: “Constitution of the Meeting, designation of a President and a shareholder to act as Secretary, both with the obligation to subscribe de respective Minutes.” Mrs. Norma Aguilar Presides the Meeting and Mr. Francisco Peroni is appointed Secretary. Thereupon, the second item of the Agenda is addressed: “Consideration of the Merger Agreement by “absorption” of the firms HIDRO GAS S.A. and PETROVÍA S.A. by MERCO PAR S.A.C.I., in accordance with the document subscripted between such companies on September 30, 2008”. The President comments on the factors that motivated the beginning of negotiations with the firms HIDRO GAS S.A. and MERCO PAR S.A.C.I., in order to perform a merger with those firms, concluding with the signing of a

Merger Agreement, signed on September 30, 2008. Following act, and still speaking, the President explains the Stockholders the advantages that the merger would bring for the merging companies and requests the Secretary to read the said Merger Agreement, which literally reads: “MERGER AGREEMENT”.- In the city of Asunción, Capital of the Republic of Paraguay, on September 30, 2008, between MERCO PAR S.A.C.I., with RUC No. 80011137-0, represented in this act by Mr. Eduardo Blanc and Mr. Marcos Juan Peroni, as Head Directors of the firm and PETROVÍA S.A., with RUC No. 80018600-1, represented in this act by Mrs. Norma Aguilar and Mr. Marcos Juan Peroni, as President and Head Director of the firm, respectively; all of them with address, for the purpose of this act, at 432 Jejui St., Edificio Grupo General, Seventh Floor, Asunción, hereafter referred to, in conjunction, as the PARTS, come to execute the present MERGER AGREEMENT, hereafter referred to as the “AGREEMENT”, which will be governed by the following clauses: FIRST: The PARTS agree to merge by means of “absorption” of the firms HIDRO GAS S.A. and PETROVÍA S.A. by MERCO PAR S.A.C.I.; the “absorbed” firms will be dissolved but not liquidated, with the purpose of concentrating the activities of the PARTS in order to boost productivity and commercial services final results, with the corresponding benefit for all the parts, its stockholders and third parties. SECOND: The PARTS agree that the merger will be effective once the approval of the respective stockholders is obtained and all the legal formalities have been fulfilled. The merging companies will be administered according to the dispositions of their respective Bylaws until the date the merger becomes effective. From that moment, the “surviving” company will take over all of the operations of the “absorbed” firms and continue with the activities of such companies, assuming all of their rights and obligations. THIRD: The following documents are attached to the present AGREEMENT: Merger Special Financial Statements of each of the PARTS as of September 30, 2008, prepared under uniform grounds and identical valuation criteria, all of which, duly signed by the PARTS, become part of the present AGREEMENT. FORTH: The subscripted and paid Capital Stock of the “surviving” firm will be Gs.15,000,000,000 (GUARANIES FIFTEEN THOUSAND MILLION) when the combined equity of the dissolved firms is incorporated. The stocks that the “surviving” firm will issue in order to represent the amount in which its capital stock will be increased, due to the incorporation of the equity of the dissolved firms, add up to TWELVE THOUSAND (12,000) BEARER STOCKS OF A FACE VALUE OF ONE MILLION GUARANÍES EACH (Gs.1,000,000); such stocks will be subscribed and paid on a pro rata basis as follows: a) The firm NAUTICLER S.A., as stockholder of the dissolved firm HIDRO GAS S.A., will receive SIX THOUSAND EIGHT HUNDRED (6,800) stocks of the “surviving” firm. b) The firm KILMACOW (Compañía de Transporte Fluvial Internacional S.A.), as stockholder of the dissolved firm HIDRO GAS S.A. will receive THREE THOUSAND TWO HUNDRED (3,200) stocks of the “surviving” company. c) The firm PETROVÍA INTERNACIONAL S.A., as shareholder of the firm PETROVÍA S.A., will receive ONE THOUSAND NINE HUNDRED SIXTY (1,960) stocks of the “surviving” company. d) The firm NAUTICLER S.A., as shareholder of the company PETROVÍA S.A, will receive FORTY (40) stocks of the “surviving” firm. FIFTH: The PARTS agree with MERCO PAR S.A.C.I.’s Bylaws modification project, which will be submitted for approval to the shareholders of such company. SIXTH: The PARTS leave written evidence that there is no obligation whatsoever, neither requirable, nor conditional, nor eventual for which they are responsible, that has not been included in their respective Special Merger Financial Statements prepared as of September 30, 2008. SEVENTH: For the purpose of executing the merger of the PARTS, in accordance with the understanding contained in the present AGREEMENT, and its registration at the General Direction of Public Registries, and for all other pertinent respects, MERCO PAR S.A.C.I. will designate the Notary Public that will execute the Notarized Document for the Merger. EIGHTH: The PARTS agree that the present agreement will terminate if the same is not be approved by their respective shareholders or in case any claim is brought up by third parties, based on this AGREEMENT, which could not be resolved by the PARTS or remedied according with the current legal dispositions ruling the matter. The foreseen circumstance in the present clause does not create any responsibility or obligation for any of the PARTS. NINETH: For the interpretation and application of the present AGREEMENT, as well as for the resolution of any circumstantial dispute related to the same, the PARTS agree to submit to the competent civil and commercial court of the jurisdiction of the city of Asunción. IN WITNESS THEREOF, the PARTS sign the present MERGER AGREEMENT, in two identical copies and for the same effect, in the place and on the date indicated above. Following, the Meeting unanimously resolves to approve, without any modifications, the Merger Agreement by “absorption” of the firms HIDRO GAS S.A. and PETROVÍA S.A. by MERCO PAR S.A.C.I., signed on September 30, 2008, agreeing that the same, after having fulfilled all corresponding legal requirements and formalities, will be considered Final Merger Agreement and executed as a Notarized Document. Next, the Meeting addresses the third item of the Agenda: “Designation of stockholders to sign the respective Minutes.” The present Minutes are signed by Mr. Francisco Peroni, representing the stockholders present. With no other item on the Agenda to discuss, the Meeting is adjourned, being 17:30 hours. The present Minutes are signed by the President of the Meeting, the Secretary of the same and the representative appointed by the stockholders. Signed by Norma Aguilar, President of the Meeting; Francisco Peroni, Secretary of the Meeting and Representative of the Stockholders. I certify that the present is a true and correct copy. 3) MINUTES OF THE EXTRAORDINARY MEETING OF THE FIRM MERCO PAR S.A.C.I., held on November 3, 2008: MINUTES OF THE EXTRAORDINARY MEETING No. 20. In the city of Asunción, on November 3, 2008, at 13:30 hours, the EXTRAORDINARY MEETING of stockholders of the firm MERCO PAR S.A.C.I. is held at its head office. The following stockholders are present: the firm MERCOPAR INTERNACIONAL S.A., with 5.880 stocks, and the firm NAUTICLER S.A., with 120 stocks; both firms are represented in this act by Mr. José Luis Vega, as stated in the Power of Attorney granted to him by the legal representatives of the stockholders on June 12, 2008 and June 16, 2008, respectively. The Meeting is constituted according to the provisions of the Bylaws of the firm MERCO PAR S.A.C.I. The Meeting call was published in the newspaper Última Hora for the legal term. Having manifested the preceding, the Extraordinary Meeting of MERCO PAR S.A.C.I. is commenced. Following, the first item on the Agenda is addressed: “Constitution of the Meeting, designation of a President and a shareholder to act as Secretary, both with the obligation to subscribe de respective Minutes.” Mr. Eduardo Blanc Presides the Meeting and Mr. Marcos Juan Peroni is appointed Secretary. Thereupon, the second item of the Agenda is addressed: “Consideration of the Merger Agreement by “absorption” of the firms HIDRO GAS S.A. and PETROVÍA S.A.

by MERCO PAR S.A.C.I., in accordance with the document subscripted between such companies on September 30, 2008.” The President comments on the factors that motivated the beginning of negotiations with the firms HIDRO GAS S.A. and PETROVÍA S.A., in order to perform a merger with those firms, concluding with the signing of a Merger Agreement, signed on September 30, 2008. Following act, and still speaking, the President explains the Stockholders the advantages that the merger would bring for the merging companies and requests the Secretary to read the said Merger Agreement, which literally reads: “MERGERAGREEMENT”.- In the city of Asunción, Capital of the Republic of Paraguay, on September 30, 2008, between MERCO PAR S.A.C.I., with RUC No. 80011137-0, represented in this act by Mr. Eduardo Blanc and Mr. Marcos Juan Peroni, as Head Directors of the firm; HIDRO GAS S.A., with RUC No.80013641-1, represented in this act by Mr. Eduardo Blanc and Mr. Marcos Juan Peroni, as Head Directors of the firm; and PETROVÍA S.A., with RUC No. 80018600-1, represented in this act by Mrs. Norma Aguilar and Mr. Marcos Juan Peroni, as President and Head Director of the firm, respectively; all of them with address, for the purpose of this act, at 432 Jejui St.,Edificio Grupo General, Seventh Floor, Asunción, hereafter referred to, in conjunction, as the PARTS, come to execute the present MERGER AGREEMENT, hereafter referred to as the “AGREEMENT”, which will be governed by the following clauses: FIRST: The PARTS agree to merge by means of “absorption” of the firms HIDRO GAS S.A. and PETROVÍA S.A. by MERCO PAR S.A.C.I.; the “absorbed” firms will be dissolved but not liquidated, with the purpose of concentrating the activities of the PARTS in order to boost productivity and commercial services final results, with the corresponding benefit for all the parts, its stockholders and third parties. SECOND: The PARTS agree that the merger will be effective once the approval of the respective stockholders is obtained and all the legal formalities have been fulfilled. The merging companies will be administered according to the dispositions of their respective Bylaws until the date the merger becomes effective. From that moment, the “surviving” company will take over all of the operations of the “absorbed” firms and continue with the activities of such companies, assuming all of their rights and obligations. THIRD: The following documents are attached to the present AGREEMENT: Merger Special Financial Statements of each of the PARTS as of September 30, 2008, prepared under uniform grounds and identical valuation criteria, all of which, duly signed by the PARTS, become part of the present AGREEMENT. FORTH: The subscripted and paid Capital Stock of the “surviving” firm will be Gs.15,000,000,000 (GUARANIES FIFTEEN THOUSAND MILLION) when the combined equity of the dissolved firms is incorporated. The stocks that the “surviving” firm will issue in order to represent the amount in which its capital stock will be increased, due to the incorporation of the equity of the dissolved firms, add up to TWELVE THOUSAND (12,000) BEARER STOCKS OF A FACE VALUE OF ONE MILLION GUARANÍES EACH (Gs.1,000,000); such stocks will be subscribed and paid on a pro rata basis as follows: a) The firm NAUTICLER S.A., as stockholder of the dissolved firm HIDRO GAS S.A., will receive SIX THOUSAND EIGHT HUNDRED (6,800) stocks of the “surviving” firm. b) The firm KILMACOW (Compañía de Transporte Fluvial Internacional S.A.), as stockholder of the dissolved firm HIDRO GAS S.A. will receive THREE THOUSAND TWO HUNDRED (3,200) stocks of the “surviving” company. c) The firm PETROVÍA INTERNACIONAL S.A., as shareholder of the firm PETROVÍA S.A., will receive ONE THOUSAND NINE HUNDRED SIXTY (1,960) stocks of the “surviving” company. d) The firm NAUTICLER S.A., as shareholder of the company PETROVÍA S.A, will receive FORTY (40) stocks of the “surviving” firm. FIFTH: The PARTS agree with MERCO PAR S.A.C.I.’s Bylaws modification project, which will be submitted for approval to the shareholders of such company. SIXTH: The PARTS leave written evidence that there is no obligation whatsoever, neither requirable, nor conditional, nor eventual for which they are responsible, that has not been included in their respective Special Merger Financial Statements prepared as of September 30, 2008. SEVENTH: For the purpose of executing the merger of the PARTS, in accordance with the understanding contained in the present AGREEMENT, and its registration at the General Direction of Public Registries, and for all other pertinent respects, MERCO PAR S.A.C.I. will designate the Notary Public that will execute the Notarized Document for the Merger. EIGHTH: The PARTS agree that the present agreement will terminate if the same is not be approved by their respective shareholders or in case any claim is brought up by third parties, based on this AGREEMENT, which could not be resolved by the PARTS or remedied according with the current legal dispositions ruling the matter. The foreseen circumstance in the present clause does not create any responsibility or obligation for any of the PARTS. NINETH: For the interpretation and application of the present AGREEMENT, as well as for the resolution of any circumstantial dispute related to the same, the PARTS agree to submit to the competent civil and commercial court of the jurisdiction of the city of Asunción. IN WITNESS THEREOF, the PARTS sign the present MERGER AGREEMENT, in two identical copies and for the same effect, in the place and on the date indicated above. Following, the Meeting unanimously resolves to approve, without any modifications, the Merger Agreement by “absorption” of the firms HIDRO GAS S.A. and PETROVÍA S.A. by MERCO PAR S.A.C.I., signed on September 30, 2008, agreeing that the same, after having fulfilled all corresponding legal requirements and formalities, will be considered Final Merger Agreement and executed as a Notarized Document. Next, Mr. José Luis Vega, in use of his right of representation, speaks and requests that a written statement be inserted into this Minutes, expressing that the absence of opposition by the stockholders, regarding the Merger Agreement approved by this Meeting, is an implicit manifestation of their will to renounce their right of preference, given to them for the subscription of new stock issued by the firm, only and exclusively, in respect to those stocks to be issued by the next Stockholders’ Ordinary Meeting of MERCO PAR S.A.C.I. This is to allow for the incorporation of the patrimony of the firms HIDRO GAS S.A. and PETROVÍA S.A., according to the Merger Agreement signed by such firms on September 30, 2008, approved by the present Meeting. The motion is considered and approved by the Meeting unanimously. Still speaking, Mr. José Luis Vega refers to the third item of the Agenda, that relates to the Modification of the Bylaws of the firm, manifesting the need to increase the Capital Stock of the firm in order to incorporate the patrimonies of the firms HIDRO GAS S.A. and PETROVÍA S.A., according to the provisions of the Merger Agreement signed with such companies and approved by this Meeting.

Next, based on all of what has been said, Mr. José Luis Vega motions to approve the modification of the firm’s Bylaws, which will read as follows: “CHAPTER I. DENOMINATION, ADDRESS, OBJECTIVE, AND MEANS TO OBTAIN IT, DURATION. ARTICLE FIRST: The firm will operate under the name MERCO PAR SOCIEDAD ANÓNIMA COMERCIAL E INDUSTRIAL, which could be abbreviated as MERCO PAR S.A.C.I., with legal address in the City of Asunción, Capital of the Republic of Paraguay. The Board of Directors, by Resolution, shall open Branches, Agencies, Warehouses, Plants, Offices, Annexes and other Representations, establish and/or closethem, within or outside of the national territory, capitalize them for their operations or not. ARTICLE SECOND. DURATION: The duration of the firm will be Ninety Nine (99) Year, counting from the date of its registration at the Commercial Public Registry. The duration could be extended or the dissolution anticipated by the decision of a Stockholders’ Extraordinary Meeting, according to the current legal dispositions ruling the matter. ARTICLE THIRD. PURPOSE: The firm’s purpose is to perform the following operations, whether on its own account or on third parties’ account or associated with other parties, within or outside of the country: a) COMMERCIAL: Import, export, purchase, sale, exchange, surrender and distribution of merchandise, products, by-products, machinery, raw materials; the exploitation of invention patents, trademarks, industrial designs and samples; the execution of representations, commissions and mandates of any nature; b) INDUSTRIAL: Extraction, transformation, production and manufacturing of the produce, products and by-products, merchandise and other goods relative to the metallurgic, chemical, petrochemical, mining, electric, electronic, textile, plastic, paper and food industries; c) REAL STATE: Acquisition, sale, exploitation, rent, construction, exchange and/or general administration of all types of urban or rural properties, including the operations governed by the laws and regulations referring jointly-owned properties. d) CONSTRUCTION: Construction of all types of works: road, hydraulic, energetic, communications, mining and any other public or private work. e) AGRICULTURAL: Exploitation by all means, of agricultural, stockbreeding, fruit, forest, farm establishments. f) LOAN: obtaining loans, with or without mortgage, short term or long term, contribution of capital to people and companies, existing or tobe created, for the performance of present or future operations, purchase, sale and negotiation of securities, stocks, debentures and all types of securities and credit papers of any of the systems or methods created or to be created. g) MARINE AGENCY: dealing with representation of navigation, marine or river, companies or firms, being able to perform, on its own behalf or on behalf of third parties, the exploitation of all concerns regarding internal, external or international transportation of passengers, cargo, packages and mail. The firm can also perform the following businesses: shipowner, marine agent, shipping agent, insurance agent, shipping administrator, docking works, on its own behalf or on behalf of third party contractors of dockers,freighter, warehousemen and depositaries; h) SHIPPING OPERATIONS: Direct or indirect commercial exploitation, on its own account or on third parties’ account, of sea, coaster, river or lake vessels, of all types and classes, of domestic or foreign flag, cargo vessels, discharge vessels, docking, boat drivers, depositaries or any other commercial activity, directly or indirectly related to the sea, river or lake traffic. i) SHIPPING INDUSTRY: purchase and sale, exchange, construction, recruitment, export, import, distribution, representation, exploitation, renting, repairing, conservation and/or modernization of vessels of iron-concrete, wood, aluminum, steel, plastic, several laminations and other materials, compounds or combinations of them, including all of their component parts and elements, being for vessels dedicated to the fishing industry or the transportation of diverse types of materials and/or domestic or foreign products, sport or pleasure vessels, pontoons, floating houses, piers, breakwaters and/or sea docks. Construction or assembly, boat design, accessory motorboats and shipping and shipbuilding industry instruments, port, dock works, construction of winches or cranes. ARTICLE FOURTH: The company shall perform all kinds of legal commercial acts permitted by current and/or future Laws, thus the activities listed in the preceding article are merely informative, without limitation, since the company has full legal capacity to acquire rights and undertake obligations to perform all acts not prohibited by current Laws or Regulations. ARTICLE FIFTH: MEANS TO ACHIEVE ITS PURPOSES: To achieve its goals the company shall request from the local, departmental or municipal governments, as well as from foreign states, all privileges and concessions they might have in order to facilitate and protect the company’s businesses; promote and build new companies, subscribe their capital in total or in part, or agree with the same people or groups of people, the union of interests or cooperation; buy, rent, acquire or by any means exploit existing firms or firms to be created in the future; in general, perform, through its legal representatives, all kinds of acts or subscribe contracts that directly or indirectly contribute to the development of the company, provided always they be related to the goals of the company. CHAPTER II. CAPITAL, STOCKS, BONDS, OBLIGATIONS OR DEBENTURES: ARTICLE SIXTH: The capital stock is established in the sum of GUARANÍES FIFTEEN THOUSAND MILLION (Gs.15,000,000,000), represented by 15,000 (fifteen thousand) stocks of a face value of GUARANÍES ONE MILLION (Gs.1,000,000) each. The stocks will be characterized by Arabic numbers, beginning with number 1 and so forth, correlatively. The stocks will be common, payable to the bearer or nominative with right to vote at the stockholders’ meetings. The issuance of stocks will be established by the Stockholders’ Ordinary Meeting and stated into notarized document. The Stockholders’ Meeting deciding the issuance of stocks shall empower the Board to establish the conditions and rules of subscription and payment. ARTICLE SEVENTH. STOCK REQUIREMENTS: The following requirements are established: a) A stock certificate can be issued for more than one stock; b) Stocks will be numbered correlatively, sealed and signed by Head Directors and will contain all further requirements and specifications mentioned in Article 1,069 of the current Civil Code; c) Stocks are indivisible. The company will not recognize more than one owner per stock; d) until stocks are not fully paid; provisional nominative certificates will be issued in the same manner as stocks, which, once fully paid, will be exchanged for definitive stock certificates. ARTICLE EIGHT: The subscription, holding of stocks or provisional certificates implicitly carry the obligation to abide by the present company bylaws or the Board resolutions or the Stockholders’ Meetings and, when not foreseen by those, the Civil Code and further legal current regulations ruling the matter. ARTICLE NINETH: RIGHT OF PREFERENCE: When the Ordinary Stockholders’ Meeting resolves the issuance of new stocks; previous stockholders will have the preference to subscribe the new ones according to the proportion of stocks each one holds, being able to exercise this right until thirty (30) days after the Meeting in which the issuance was decided. In case this right is not exercised, the unsubscribed stocks will be distributed proportionally among the stockholders requesting it. If unsubscribed stocks remain, they will be offered to third parties by the Board. ARTICLE TENTH: In case of default in the payment of subscribed stocks, the rights of the respective stocks or provisional certificates will lapse automatically, in which case, the sanction will produce its effects, prior notice to pay for the stocks within the term of thirty (30) days, with loss of the paid amounts. Without prejudice of the foregoing, the company shall decide on the fulfillment of the subscription contract. ARTICLE ELEVENTH: The payment of the subscribed stocks shall be made in one of the following ways: a) by capitalizing the reserves approved by the Stockholders’ General Meeting, except for the Legal Reserve; b) by capitalizing the “surplus value” of the value given to the company assets, according to the appraisal resulting from the application of Law 125/91 over the values established at the inventory approved by the last Meeting; c) by capitalizing all or part of the net results of the year approved by the Meeting; requiring the payment of new capital for the issuance of capital stock to be paid in cash; d) by the issuance of paid-up stocks to pay in total or in part all kinds of movables, real property, livestock, provided that the preceding values incorporated as integral part of the company’s assets represent a value equivalent to that of the paid-up stocks; and e) by conversion of bonds that have been issued and/or any other company liability. For all foreseen cases, the Board shall require the Stockholders’ General Meeting’s approval. ARTICLE TWELVE: BONDS, OBLIGATIONS OR DEBENTURES. The Board, prior resolution of the Stockholders’ Extraordinary Meeting, shall issue participating bonds according to the prescriptions of articles 1.075, 1.076 and 1.077 of the current Civil Code; in the same manner, it shall issue, secured or unsecured, nominative or bearer, bonds or debentures, within or outside of the country, at the prices and with the payment conditions it shall consider convenient. The bonds will be issued in accordance with the dispositions established in articles 1.127 through 1.159 of the current Civil Code. CHAPTER III. DIRECTION, ADMINISTRATION, SUPERVISION AND CONTROL. ARTICLE THIRTEEN: The Direction and Administration of the Company will be under the control of a Board of Directors. The Board will have the number of members established by the Stockholders’ Ordinary Meeting, with a minimum of two (2) and a maximum of ten (10) Head Directors; their commission will last one year and shall be reelected; however, they must remain in their positions until they are replaced. The Meeting shall appoint Substitute Directors in equal or fewer number as the Head Directors and for the same term. The vacancies given in the Board, because of deaths, incapacities, resignations or separations, shall be filled with the substitutes in the order of their election. The Directors, during their first meeting, will appoint, within them, whom will represent the company, if they were not elected during the Ordinary Meeting. When the situation does not allow for the incorporation of a Substitute into the Board, or if not elected, the company comptroller will proceed in agreement with the provisions of Article 1.107 of the Civil Code. ARTICLE FORTEENTH: The Board must meet at least once every thirty days and the meeting will be valid with the presence of the majority of its Members. The resolutions will be adopted by simple majority. In the event of a tie in the voting, the President of the meeting will have the vote to break the tie. The Board meetings will be transcribed into the Book of Minutes, which will be kept for the effect and will be signed by all those present and the comptroller. The members’ functions will be remunerated in minimum wages established by law in accordance with the resolution of the Stockholders’ Meeting. ARTICLE FIFTEENTH: the Company’s representation, as well as the use of the company signature, will correspond to two Head Directors designated during the first meeting after the designation at the Stockholders’ Meeting, if not elected at the same. In case of absence or impairment of one of them, or two of them, the Board will appoint new members to execute such representation. ARTICLE SIXTEENTH: The Directors representing the firm have the following duties and powers: comply with the Company Bylaws, Board Resolutions and Stockholders’ Meetings, call the Board and Stockholders’ meetings, plan the internal rules, the changes and extensions that may be convenient introducing, without prejudice of the dispositions of the preceding article; sign the contracts, in general, all notarized documents or documents for which they have been expressly authorized by the Board, Supervise and Control the Financial Statements of the Company, prepare the Annual Report to be presented to the Stockholders’ General Meetings, sign the Stockholders’ Meetings’ Minutes and perform all other actions pertaining to their functions. ARTICLE SEVENTEETH: Independently of those powers granted by the laws, and other articles of the present Bylaws, the Board of Directors has ample powers to direct and manage the company in order to fulfill its objective, according to the dispositions of Article 974 of the Civil Code. Therefore, the Board, in the name of the company, can execute all kinds of acts and contracts, not notoriously strange to the company’s purpose, even those for which the Civil Code requires special power, according to what is established in Article 884 of the Civil Code; being able to, in consequence, a) legally represent the Company in all judicial or extrajudicial actions; in the same manner, represent the firm, before the public powers and government offices, departmental and municipal authorities, through its President or one or more attorneys-in-fact, Directors or not, appointed by de Board through a special power or notarized document to act in this respect, b) freely manage the company, executing all acts permitted under the national Codes, Laws, Decrees and Resolutions, that are not reserved for the Stockholders’ General Meeting, without limitation to those acts that shall require special powers and are subject to the legal dispositions governing such requirement, whose relevant parts, to the extent they be compatible with the nature and legal concept of the Company, are considered as expressly reproduced, c) build, acquire the control of all kinds of movable goods, real estate and livestock, titles, stocks or any other object, through purchase, exchange, dation in payment, conveyance or other forms and sell, surrender, transfer, bail, mortgage or pledge them or transfer them in another form or levy a tax on them, for the terms, prices, and in the way of payment, and other conditions, considered appropriate; collect the respective amounts in cash, on credit and/or in installments, d) execute and subscribe lease agreements, for a term no longer than 5 years, including services lease agreements, transport, freight, carriage and any other type of nominative or innominate contracts; sign and endorse all other documents in connection with customs dispatches, warrants, bills of lading, waybills and all other type of certificates; insure the company assets and endorse insurance policies, e) borrow money from companies, individual firms, official and private Banks, existing or to be created in the future, accepting the corresponding special clauses according to the Company Bylaws and the Regulations of these Institutions; lend money with or without in rem guarantees; constitute, recognize and transfer all kinds of rights in rem and pledge rights, grant special guarantee endorsements and offer guarantees and securities in favor of official or private Bank Institutions, for import and export operations, on its own behalf and/or on behalf of others and/or in joint ownership with other companies or people, issue, draw, endorse, accept, and guarantee by endorsement, bills, vouchers, promissory notes; draw checks against deposits or overdraw, open checking accounts with or without the provision of funds, f) collect payments from its operations, in cash, on credit or in installments and subscribe, accept or sign the contracts, public and private documents that shall be required, authorize payments, even if they are not current administrative spending, g) constitute, accept, reduce, substitute and cancel levies and obligations of any kind, enter novations to cancel or modify obligations that the company would have contracted on its own behalf or that would have succeeded the creditor, before their accreditation date or not; renounce, remit or rebate debts; accept guarantees and agree on the guarantees requested to the company for operations related to the normal line of business, h) authorize all judicial action, compromise, refer any administrative, judicial or extrajudicial question to legal arbitrators or friendly arbitrators; be in court as plaintiff or as defendant, promote or decline jurisdictions, renounce to the right of appeal or to adverse possessions, make criminal reports and act as plaintiff, name to that effect attorneys-at-law and/or advisors, whichever is considered more convenient and establish their remuneration, i) establish and become part of, with ample powers, companies of any kind, denomination, purpose and capital, stipulating in the respective contracts the rights and obligations of the partners, terms, method of distribution of profits and losses and liquidation; subscribe, buy and sell stocks of other stock holding companies, merge, dissolve and liquidate companies, acquire and/or assign the possession or concession of artistic properties of any kind, buy the assets and liabilities of companies, commercial or industrial establishments and have the company name registered, j) arrange the issuance of stocks, prior resolution of the Ordinary Meeting, and establish obligations according to the prescriptions of the Bylaws, set up the terms, methods and conditions in which the stocks shall be paid, k) provide the distribution of provisional dividends with liquid and gained profits, formally shown, with the intervention of the Comptroller, l) grant and confer special or general powers, with or without authority to substitute mandates, these being in favor of Directors, Managers or Sub-Managers, agents, employees, representatives or third parties, depending on what the best service and protection of the company’s interest shall require. The powers can be revoked as many times as judged necessary and unless they are expressly revoked, the powers granted by the Board will succeed even when the Board has undergone changes or its functions have ceased. The Board shall confer one or more people special powers to represent the Company in court, with power to answer to interrogatories or for administrative procedures, m) establish representations, branches, agencies, plants and/or large factories, within or outside of the country, provide the company’s internal regulations, set up and agree on expenses, create or eliminate jobs according to the needs, establishing their duties and obligations, determining their corresponding remuneration, which shall consist in fix salary and/or participation over the profits and/or a percentage over the sales, tickets and/or profits, charged to general expenses, n) designate one or more members as permanent administrators of the company, whose functions will be established according to the dispositions of the Board, and without prejudice of their duties and powers as members of the Board; determine their remuneration in accordance with their corresponding permanent duties, charged to general expenses during the year in which they were incurred, o) call Ordinary and Extraordinary Stockholders General Meetings in accordance with these Bylaws, p) present to the Stockholders’ Meeting, an annual report on the activities and development of the company, the Inventory, Balance Sheet and Income Statement, prior report of the Comptroller, q) put under the consideration to the Stockholders’ Meeting, the distribution of profits and other issues of its concern, r) execute all other acts of disposition, acquisition and administration that may be considered necessary for the achievement of company goals. The preceding list is only enunciative, not restrictive. ARTICLE EIGHTEETHS: The Board of Directors, with the consent of the Comptroller, shall resolve all matters not foreseen by the Bylaws and authorize any action and operation, even though it might not be specified on them, provided always they are related to the company’s purpose. CHAPTER IV.STOCKHOLDERS’ MEETINGS. ARTICLE NINETEENTH: The General Stockholders’ Meetings shall be Ordinary and Extraordinary, their meetings shall be held at the legal address. The Ordinary Meetings shall be conducted within four months following the previous year-end closing, to consider the following issues: a) To consider and resolve the Board of Directors’ Annual Report, Balance Sheet, Inventory, Income Statement, Profit Distribution, Comptroller’s Report and all other measures, in relation to the administration of the Company, whose resolution is under its responsibility, according to the competence granted by the law and the Bylaws, or is submitted for its decision by the Board of Directors or the Comptroller, b) Designation of directors and Controller, and establishment of their retribution, c) Responsibilities of the Directors and Comptrollers, and their removal, d) issuance of stocks within the Authorized Capital. The items c) and d) can be considered at any date during the year if necessary. The Stockholders’ Meetings must be called by the Board, or otherwise by the Comptroller. The constitution of the Stockholders’ General Meeting on first call requires the presence of stockholders or representatives holding more than fifty percent (50%) of the stocks with right to vote. On second call, the Meeting is considered constituted whichever the Capital represented might be. The resolutions in both cases will be adopted by absolute majority of the votes present. ARTICLE TWENTIETH: The Stockholders’ Extraordinary Meetings will be called by the Board of Directors or the Comptroller whenever judged necessary or when they are requested by the stockholders holding at least five percent (5%) of the Capital Stock. The request shall indicate the matters to be discussed. The Board or the Comptroller will call the Meeting for it to be held within thirty days from the day the request was received. The Extraordinary Meeting has the right to consider and resolve all matters that are not of the competence of the Ordinary Meeting, the modification of Bylaws and especially: a) the increase of the authorized capital, reduction and recall of the capital stock, b) rescue, reimbursement and amortization of stocks, c) merger, transformation and dissolution of the company, designation, removal and retribution of liquidators, accounts consideration and all other issues related to the performance of the liquidators, d) issuance of bonds or debentures and their conversion into stocks and, e) issuance of participation bonds. ARTICLE TWENTY FIRST: The Meeting will be called through publications made on a widely-read newspaper for five days, at least ten days prior to the meeting and no more than thirty. The publication must contain the nature of the Meeting, date, time and place of the reunion, order of the day and the special requirements prescribed by the present Bylaws for the participation of stockholders. The second call, for the first Meeting not being able to meet, will take place within the following thirty days, and the publications will be made for three days, with at least eight days of anticipation. The Board or the Comptroller can decide to hold the second meeting on the same day, one hour after the time established for the first meeting. ARTICLE TWENTY SECOND: The constitution of the Extraordinary Meeting on first call will have a legal quorum with the presence of stockholders or representatives that account for sixty percent (60%) of the stocks with right to vote. The second call requires the presence of at least thirty percent (30%) of the stocks with right to vote. The resolutions on both calls will be adopted with the absolute majority of the votes present. ARTICLE TWENTY THIRD: In order to attend the Meetings, the stockholders must deposit their stocks, or a bank certificate of deposit issued to that effect, at the company for their registration in the book of attendance to Meetings, with no less than three business days prior to the established date. During that lapse, no one will dispose of them. The company will issue the necessary certificates of receipt, which will be used for admission to the meeting. The stockholders or their representatives attending the meeting will sign the book of attendance where they will leave evidence of their address and the number of votes they represent. ARTICLE TWENTY FORTH: The stockholders have the right to be represented at the Meetings, being necessary to that effect to present a Letter of Representation addressed to the Board, with authorized and registered signature of the Company. The Directors, Comptrollers, Managers and the rest of the employees of the Company cannot represent the Stockholders. The Stockholders residing abroad can appoint a legal representative to represent them at theme tings. ARTICLE TWENTY FIFTH: The Directors, Comptrollers and Managers have the right and obligation to attend with voice at all the Meetings. They will only vote to the extent corresponding to them as stockholders. They cannot vote on the approval of Financial Statements and other accounts and acts related to their administrative performance, nor on the resolutions concerning their responsibilities and removal. ARTICLE TWENTY SIXTH: The Meeting will be presided by one Head Director; in his absence, for the person appointed by the attendees by absolute majority of the votes present. In the same manner, a Secretary will be appointed. The Meeting can call a recess for one time only in order to continue in another date within the following thirty days. In such case, only the stocks with right to participate in the first meeting will be able to participate in the second one. Minutes of each meeting will be kept. ARTICLE TWENTY SEVENTH: The Meetings’ deliberations must be registered in the Book of Stockholders Meetings’ Minutes, duly signed in accordance with the Commercial Law. The Minutes shall be signed within five days of the date of the Meeting. The Minutes must be signed by the President of the Meeting, the stockholders appointed by the meeting and the secretary. The minutes shall summarize the manifestations made during the deliberations, the way in which the voting took place and the results, with complete details of the decisions adopted. CHAPTER V. SUPERVISION AND CONTROL OF THE COMPANY. ARTICLE TWENTY EIGHTH: Without prejudice of the control established by the administrative laws o by the special laws, the supervision and control of the Company will be in charge of a Head Comptroller and a Substitute Comptroller. The Comptrollers will be designated by the Stockholders’ Ordinary General Meeting and their functions are of a personal nature and cannot be delegated. The Directors, the Managers and the rest of the Company’s employees cannot be appointed Comptrollers, neither the Directors’ spouses nor their relatives. The Comptrollers will be designated for one business year without prejudice of their obligations to remain in their charge until they are replaced. The Substitute Comptroller will replace the Head Comptroller in case of temporary or permanent vacancy. Being the substitution not possible, the Board will call a Stockholders’ Ordinary Meeting for the designation in order to complete the term. The Comptroller’s functions will be remunerated. The Stockholders’ Meeting will determine his pay. ARTICLE TWENTY NINETH: The responsibilities and obligations of the Comptrollers will be established by the Company Bylaws with special attention to what the articles 1.124 through 1.126 of the current Civil Code mandate. CHAPTER VI. DISSOLUTION, LIQUIDATION AND DIVISION OF THE COMPANY. ARTICLE THIRTIETH: The Company will cease to exist at the maturity of its legal term, by virtue of physical or judicial impairment to achieve its purpose, for complete loss of its Capital Stock or bankruptcy. In addition, the Company shall be extinguished for all other causes established by these Bylaws or by the dispositions listed under articles 1.003 and 1.004 of the Civil Code. Upon judicial dissolution of the Company, the judgment will have retroactive effect to the time of the underlying cause. ARTICLE THIRTY FIRST: The liquidation of the assets and liabilities shall begin once the dissolution of the Company has ended. The company will continue to exist to the extent required by the liquidation in order to conclude the pending businesses and the division of the

Company’s patrimony. The liquidation must continue with the unfinished businesses, the determination of the company’s assets and liabilities, the payment of obligations and finally, the distribution of the remaining result, if any, among the stockholders. The designated liquidators shall comply with all the prescriptions established under the current laws and specifically those mandated by the articles 1.006 through 1.012 of the Civil Code. CHAPTER VII. BALANCE SHEET, DITRIBUTION OF PROFITS AND RESERVE FUNDS. ARTICLE THIRTY SECOND: The Company’s business year will be closed on December 31st of every year. On this date, the corresponding Inventory, Balance Sheet and Income Statements will be prepared. The liquid net income resulting from the Balance Sheet will be distributed as follows: five percent (5%) will be allocated to the Legal Reserve Funds, until completing twenty percent (20%) of the subscripted capital; the amount the Meeting decides to assign as special reserve; the amount the Meeting assigns as remuneration of Directors and Comptrollers and; the balance, if any, will be distributed among the stockholders, in the proportion of their paid stocks, within the terms and conditions indicated by the Stockholders’ Meeting. ARTICLE THIRTY THIRD: Copies of the Balance Sheet and the Income Statements will be deposited at the company’s address at the stockholders’ disposition, with no less than fifteen days prior to their consideration by the Shareholders’ General Meeting. Copies of the Board of Directors’ Annual Report and Comptroller’s Report will also be available to the stockholders. CHAPTER VIII. TEMPORARY DISPOSITIONS. ARTICLE THIRTY FORTH: Before the present Extraordinary Meeting, the Capital Stock of MERCO PARA S.A.C.I. was fully subscripted and paid up to the amount of Gs.3,000,000,000 (Guaraníes three thousand million) corresponding to 6,000 (six thousand) bearer stocks of a face value of Gs.500,000 (Guaraníes five hundred thousand) each. The 12,000 (twelve thousand) stocks of Gs.1,000,000 (Guaraníes one million) each, that will be issued after the Bylaws’ reform, in order to allow for the incorporation of the patrimonies of the firms PETROVÍA S.A. and HIDRO GAS S.A., according to the Merger Agreement subscripted by MERCO PAR S.A.C.I. with the mentioned companies on September 30, 2008, will be subscripted by the stockholders of the said companies as follows: a) The firm NAUTICLER S.A., as stockholder of the “absorbed” company HIDRO GAS S.A. will receive SIX

THOUSAND EIGHT HUNDRED (6,800) stocks of the “surviving” company. b) The Firm NAUTICLER S.A., as stockholder of the company PETROVÍA S.A. will receive FORTY (40) stocks of the “surviving” company. c) The firm KILMACOW (Compañía de Transporte Fluvial Internacional S.A.) as stockholder of the “absorbed” company HIDRO GAS S.A. will receive THREE THOUSAND TWO HUNDRED (3,200) stocks of the “surviving” company. d) The firm PETROVÍA INTERNACIONAL S.A. as stockholder of the firm PETROVÍA S.A. will receive ONE THOUSAND NINE HUNDRED SIXTY (1,960) stocks of the “surviving” company. The motion of Mr. José Luis Vega is put to the consideration of the Meeting and the same is approved unanimously, therefore, the Company’s Bylaws remain written in accordance with the terms transcribed previously. Thereafter, the Meeting appoints Mr. Eduardo Blanc and Mr. Marcos Juan Peroni so that they request and sign the transcription of the present minutes into a Notarized Document, and also, the registration of the said public document at the Public Registries. Consequently, the designated people are duly authorized to sign additional public documents and/or documents containing corrections, in case the corresponding authorities request any modification to these Bylaws before their registration. Next, the Meeting addresses the consideration of the fourth item of the Agenda: “Designation of stockholders to subscribe the respective Minutes.” The present minutes are signed by Mr. José Luis Vega on behalf of the stockholders present. With no other item on the Agenda to discuss, the Meeting is adjourned, being 14:30 hours. The present Minutes are signed by the President of the Meeting, the Secretary of the same and the representative appointed by the stockholders. Eduardo Blanc, President of the Meeting. Marcos Peroni, Secretary of the Meeting. José Luis Vega Meza, Stockholders’ Representative. I certify that the present is a true and correct copy. NINETH: In consideration of the Minutes transcribed above, by this act are registered into public document: a) The MERGER “BY ABSORPTION” of the firms HIDRO GAS SOCIEDAD ANÓNIMA and PETROVÍA SOCIEDAD ANÓNIMA, as “absorbed” companies, by MERCO PAR S.A.C.I., as the “surviving” company, and b) the MODIFICATION OF MERCO PAR S.A.C.I.’s BYLAWS. TENTH: In accordance with the provisions of the Fourth clause of the MERGER AGREEMENT subscribed by the merging parts on September 30, 2008, and whose content is registered literally in this public document, the stockholders of the “absorbed” companies, HIDRO GAS SOCIEDAD ANÓNIMA and PETROVÍA SOCIEDAD ANÓNIMA, will receive, in conjunction and in the proportion of their respective participation in the Capital Stock of the “absorbed” companies, the total amount of TWELVE THOUSAND (12,000) stocks of the “surviving” company MERCO PAR S.A.C.I., corresponding, in consequence: a) To the firm NAUTICLER S.A., as stockholder of HIDRO GAS S.A., SIX THOUSAND EIGHT HUNDRED (6,800) stocks of MERCO PAR S.A.C.I., b) To the firm KILMACOW S.A. (Compañía de Transporte Fluvial Internacional S.A.), as stockholder of HIDRO GAS S.A., THREE THOUSAND TWO HUNDRES (3,200) stocks of MERCO PAR S.A.C.I., c) To the firm PETROVÍA INTERNACIONAL S.A., as stockholder of PETROVÍA S.A., ONE THOUSAND NINE HUNDRED SIXTY (1,960) stocks of the firm MERCO PAR S.A.C.I. and, d) To the firm NAUTICLER S.A., as stockholder of PETROVÍA S.A., FORTY (40) stocks of MERCO PAR S.A.C.I.- Following, and according to the provisions of the Merger Agreement executed on September 30, 2008, approved by the Extraordinary Meeting No. 20, of November 3, 2008, the Company’s Bylaws are modified and written as follows:

CHAPTER I. DENOMINATION, ADDRESS, OBJECTIVE, AND MEANS TO OBTAIN IT, DURATION.

FIRST: The firm will operate under the name MERCO PAR SOCIEDAD ANÓNIMA COMERCIAL E INDUSTRIAL, which could be abbreviated as MERCO PAR S.A.C.I., with legal address in the City of Asunción, Capital of the Republic of Paraguay. The Board of Directors, by Resolution, shall open Branches, Agencies, Warehouses, Plants, Offices, Annexes and other Representations, establish and/or close them, within or outside of the national territory, capitalize them for their operations or not.

SECOND. DURATION: The duration of the firm will be Ninety Nine (99) Year, counting from the date of its registration at the Commercial Public Registry. The duration could be extended or the dissolution anticipated by the decision of a Stockholders’ Extraordinary Meeting, according to the current legal dispositions ruling the matter.

THIRD. PURPOSE: The firm’s purpose is to perform the following operations, whether on its own account or on third parties’ account or associated with other parties, within or outside of the country:

a) COMMERCIAL: Import, export, purchase, sale, exchange, surrender and distribution of merchandise, products, by-products, machinery, raw materials; the exploitation of invention patents, trademarks, industrial designs and samples; the execution of representations, commissions and mandates of any nature;

b) INDUSTRIAL: Extraction, transformation, production and manufacturing of the produce, products and by-products, merchandise and other goods relative to the metallurgic, chemical, petrochemical, mining, electric, electronic, textile, plastic, paper and food industries;

c) REAL STATE: Acquisition, sale, exploitation, rent, construction, exchange and/or general administration of all types of urban or rural properties, including the operations governed by the laws and regulations referring jointly-owned properties.

d) CONSTRUCTION: Construction of all types of works: road, hydraulic, energetic, communications, mining and any other public or private work.

e) AGRICULTURAL: Exploitation by all means, of agricultural, stockbreeding, fruit, forest, farm establishments.

f) LOAN: obtaining loans, with or without mortgage, short term or long term, contribution of capital to people and companies, existing or to be created, for the performance of present or future operations, purchase, sale and negotiation of securities, stocks, debentures and all types of securities and credit papers of any of the systems or methods created or to be created.

g) MARINE AGENCY: dealing with representation of navigation, marine or river, companies or firms, being able to perform, on its own behalf or on behalf of third parties, the exploitation of all concerns regarding internal, external or international transportation of passengers, cargo, packages and mail. The firm can also perform the following businesses: shipowner, marine agent, shipping agent, insurance agent, shipping administrator, docking works, on its own behalf or on behalf of third party contractors of dockers, freighter, warehousemen and depositaries;

h) SHIPPING OPERATIONS: Direct or indirect commercial exploitation, on its own account or on third parties’ account, of sea, coaster, river or lake vessels, of all types and classes, of domestic or foreign flag, cargo vessels, discharge vessels, docking, boat drivers, depositaries or any other commercial activity, directly or indirectly related to the sea, river or lake traffic.

i) SHIPPING INDUSTRY: purchase and sale, exchange, construction, recruitment, export, import, distribution, representation, exploitation, renting, repairing, conservation and/or modernization of vessels of iron-concrete, wood, aluminum, steel, plastic, several laminations and other materials, compounds or combinations of them, including all of their component parts and elements, being for vessels dedicated to the fishing industry or the transportation of diverse types of materials and/or domestic or foreign products, sport or pleasure vessels, pontoons, floating houses, piers, breakwaters and/or sea docks. Construction or assembly, boat design, accessory motorboats and shipping and shipbuilding industry instruments, port, dock works, construction of winches or cranes.

FOURTH: The Company shall perform all kinds of legal commercial acts permitted by current and/or future Laws, thus the activities listed in the preceding article are merely informative, without limitation, since the company has full legal capacity to acquire rights and undertake obligations to perform all acts not prohibited by current Laws or Regulations.

FIFTH: MEANS TO ACHIEVE ITS PURPOSES: To achieve its goals the company shall request from the local, departmental or municipal governments, as well as from foreign states, all privileges and concessions they might have in order to facilitate and protect the company’s businesses; promote and build new companies, subscribe their capital in total or in part, or agree with the same people or groups of people, the union of interests or cooperation; buy, rent, acquire or by any means exploit existing firms or firms to be created in the future; in general, perform, through its legal representatives, all kinds of acts or subscribe contracts that directly or indirectly contribute to the development of the company, provided always they be related to the goals of the company.

CHAPTER II. CAPITAL, STOCKS, BONDS, OBLIGATIONS OR DEBENTURES

SIXTH: The capital stock is established in the sum of GUARANÍES FIFTEEN THOUSAND MILLION (Gs.15,000,000,000) represented by 15,000 (fifteen thousand) stocks of a face value of GUARANÍES ONE MILLION (Gs.1,000,000) each. The stocks will be characterized by Arabic numbers, beginning with number 1 and so forth, correlatively. The stocks will be common, payable to the bearer or nominative with right to vote at the stockholders’ meetings. The issuance of stocks will be established by the Stockholders’ Ordinary Meeting and stated into notarized document. The Stockholders’ Meeting deciding the issuance of stocks shall empower the Board to establish the conditions and rules of subscription and payment.

SEVENTH. STOCK REQUIREMENTS: The following requirements are established:

a) A stock certificate can be issued for more than one stock;

b) Stocks will be numbered correlatively, sealed and signed by Head Directors and will contain all further requirements and specifications mentioned in Article 1,069 of the current Civil Code;

c) Stocks are indivisible. The company will not recognize more than one owner per stock;

d) Until stocks are not fully paid; provisional nominative certificates will be issued in the same manner as stocks, which, once fully paid, will be exchanged for definitive stock certificates.

EIGHT: The subscription, holding of stocks or provisional certificates implicitly carry the obligation to abide by the present company bylaws or the Board resolutions or the Stockholders’ Meetings and, when not foreseen by those, the Civil Code and further legal current regulations ruling the matter.

NINETH: RIGHT OF PREFERENCE: When the Ordinary Stockholders’ Meeting resolves the issuance of new stocks; previous stockholders will have the preference to subscribe the new ones according to the proportion of stocks each one holds, being able to exercise this right until thirty (30) days after the Meeting in which the issuance was decided. In case this right is not exercised, the unsubscribed stocks will be distributed proportionally among the stockholders requesting it. If unsubscribed stocks remain, they will be offered to third parties by the Board.

TENTH: In case of default in the payment of subscribed stocks, the rights of the respective stocks or provisional certificates will lapse automatically, in which case, the sanction will produce its effects, prior notice to pay for the stocks within the term of thirty (30) days, with loss of the paid amounts. Without prejudice of the foregoing, the company shall decide on the fulfillment of the subscription contract.

ELEVENTH: The payment of the subscribed stocks shall be made in one of the following ways:

a) by capitalizing the reserves approved by the Stockholders’ General Meeting, except for the Legal Reserve;

b) by capitalizing the “surplus value” of the value given to the company’s assets, according to the appraisal resulting from the application of Law 125/91 over the values established at the inventory approved by the last Meeting;

c) by capitalizing all or part of the net results of the year approved by the Meeting; requiring the payment of new capital for the issuance of capital stock to be paid in cash;

d) by the issuance of paid-up stocks to pay in total or in part all kinds of movables, real property, livestock, provided that the preceding values incorporated as integral part of the company’s assets represent a value equivalent to that of the paid-up stocks; and

e) by conversion of bonds that have been issued and/or any other company liability. For all foreseen cases, the Board shall require the Stockholders’ General Meeting’s approval.

TWELVE: BONDS, OBLIGATIONS OR DEBENTURES. The Board, prior resolution of the Stockholders’ Extraordinary Meeting, shall issue participating bonds according to the prescriptions of articles 1.075, 1.076 and 1.077 of the current Civil Code; in the same manner, it shall issue, secured or unsecured, nominative or bearer, bonds or debentures, within or outside of the country, at the prices and with the payment conditions it shall consider convenient. The bonds will be issued in accordance with the dispositions established in articles 1.127 through 1.159 of the current Civil Code.

CHAPTER III. DIRECTION, ADMINISTRATION, SUPERVISION AND CONTROL

THIRTEEN: The Direction and Administration of the Company will be under the control of a Board of Directors. The Board will have the number of members established by the Stockholders’ Ordinary Meeting, with a minimum of two (2) and a maximum of ten (10) Head Directors; their commission will last one year and shall be reelected; however, they must remain in their positions until they are replaced. The Meeting shall appoint Substitute Directors in equal or fewer number as the Head Directors and for the same term. The vacancies given in the Board, because of deaths, incapacities, resignations or separations, shall be filled with the substitutes in the order of their election. The Directors, during their first meeting, will appoint, within them, whom will represent the company, if they were not elected during the Ordinary Meeting. When the situation does not allow for the incorporation of a Substitute into the Board, or if not elected, the company comptroller will proceed in agreement with the provisions of Article 1.107 of the Civil Code.

FORTEENTH: The Board must meet at least once every thirty days and the meeting will be valid with the presence of the majority of its Members. The resolutions will be adopted by simple majority. In the event of a tie in the voting, the President of the meeting will have the vote to break the tie. The Board meetings will be transcribed into the Book of Minutes, which will be kept for the effect and will be signed by all those present and the comptroller. The members’ functions will be remunerated in minimum wages established by law in accordance with the resolution of the Stockholders’ Meeting.

FIFTEENTH: the Company’s representation, as well as the use of the company signature, will correspond to two Head Directors designated during the first meeting after the designation at the Stockholders’ Meeting, if not elected at the same. In case of absence or impairment of one of them, or two of them, the Board will appoint new members to execute such representation.

SIXTEENTH: The Directors representing the firm have the following duties and powers: comply with the Company Bylaws, Board Resolutions and Stockholders’ Meetings, call the Board and Stockholders’ meetings, plan the internal rules, the changes and extensions that may be convenient introducing, without prejudice of the dispositions of the preceding article; sign the contracts, in general, all notarized documents or documents for which they have been expressly authorized by the Board, Supervise and Control the Financial Statements of the Company, prepare the Annual Report to be presented to the Stockholders’ General Meetings, sign the Stockholders’ Meetings’ Minutes and perform all other actions pertaining to their functions.

SEVENTEETH: Independently of those powers granted by the laws, and other articles of the present Bylaws, the Board of Directors has ample powers to direct and manage the company in order to fulfill its objective, according to the dispositions of Article 974 of the Civil Code. Therefore, the Board, in the name of the company, can execute all kinds of acts and contracts, not notoriously strange to the company´s purpose, even those for which the Civil Code requires special power, according to what is established in Article 884 of the Civil Code; being able to, in consequence,

a) legally represent the Company in all judicial or extrajudicial actions; in the same manner, represent the firm, before the public powers and government offices, departmental and municipal authorities, through its President or one or more attorneys-in-fact, Directors or not, appointed by de Board through a special power or notarized document to act in this respect,

b) freely manage the company, executing all acts permitted under the national Codes, Laws, Decrees and Resolutions, that are not reserved for the Stockholders’ General Meeting, without limitation to those acts that shall require special powers and are subject to the legal dispositions governing such requirement, whose relevant parts, to the extent they be compatible with the nature and legal concept of the Company, are considered as expressly reproduced

c) build, acquire the control of all kinds of movable goods, real estate and livestock, titles, stocks or any other object, through purchase, exchange, giving in payment, conveyance or other forms and sell, surrender, transfer, bail, mortgage or pledge them or transfer them in another form or levy a tax on them, for the terms, prices, and in the way of payment, and other conditions, considered appropriate; collect the respective amounts in cash, on credit and/or in installments

d) execute and subscribe lease agreements, for a term no longer than 5 years, including services lease agreements, transport, freight, carriage and any other type of nominative or innominate contracts; sign and endorse all other documents in connection with customs dispatches, warrants, bills of lading, waybills and all other type of certificates; insure the company assets and endorse insurance policies,

e) borrow money from companies, individual firms, official and private Banks, existing or to be created in the future, accepting the corresponding special clauses according to the Company Bylaws and the Regulations of these Institutions; lend money with or without in rem guarantees; constitute, recognize and transfer all kinds of rights in rem and pledge rights, grant special guarantee endorsements and offer guarantees and securities in favor of official or private Bank Institutions, for import and export operations, on its own behalf and/or on behalf of others and/or in joint ownership with other companies or people, issue, draw, endorse, accept, and guarantee by endorsement, bills, vouchers, promissory notes; draw checks against deposits or overdraw, open checking accounts with or without the provision of funds,

f) collect payments from its operations, in cash, on credit or in installments and subscribe, accept or sign the contracts, public and private documents that shall be required, authorize payments, even if they are not current administrative spending,

g) constitute, accept, reduce, substitute and cancel levies and obligations of any kind, enter novations to cancel or modify obligations that the company would have contracted on its own behalf or that would have succeeded the creditor, before their accreditation date or not; renounce, remit or rebate debts; accept guarantees and agree on the guarantees requested to the company for operations related to the normal line of business,

h) authorize all judicial action, compromise, refer any administrative, judicial or extrajudicial question to legal arbitrators or friendly arbitrators; be in court as plaintiff or as defendant, promote or decline jurisdictions, renounce to the right of appeal or to adverse possessions, make criminal reports and act as plaintiff, name to that effect attorneys-at-law and/or advisors, whichever is considered more convenient and establish their remuneration,

i) establish and become part of, with ample powers, companies of any kind, denomination, purpose and capital, stipulating in the respective contracts the rights and obligations of the partners, terms, method of distribution of profits and losses and liquidation; subscribe, buy and sell stocks of other stock holding companies, merge, dissolve and liquidate companies, acquire and/or assign the possession or concession of artistic properties of any kind, buy the assets and liabilities of companies, commercial or industrial establishments and have the company name registered,

j) arrange the issuance of stocks, prior resolution of the Ordinary Meeting, and establish obligations according to the prescriptions of the Bylaws, set up the terms, methods and conditions in which the stocks shall be paid,

k) provide the distribution of provisional dividends with liquid and gained profits, formally shown, with the intervention of the Comptroller,

l) grant and confer special or general powers, with or without authority to substitute mandates, these being in favor of Directors, Managers or Sub-Managers, agents, employees, representatives or third parties, depending on what the best service and protection of the company’s interest shall require. The powers can be revoked as many times as judged necessary and unless they are expressly revoked, the powers granted by the Board will succeed even when the Board has undergone changes or its functions have ceased. The Board shall confer one or more people special powers to represent the Company in court, with power to answer to interrogatories or for administrative procedures,

m) establish representations, branches, agencies, plants and/or large factories, within or outside of the country, provide the company’s internal regulations, set up and agree on expenses, create or eliminate jobs according to the needs, establishing their duties and obligations, determining their corresponding remuneration, which shall consist in fix salary and/or participation over the profits and/or a percentage over the sales, tickets and/or profits, charged to general expenses,

n) designate one or more members as permanent administrators of the company, whose functions will be established according to the dispositions of the Board, and without prejudice of their duties and powers as members of the Board; determine their remuneration in accordance with their corresponding permanent duties, charged to general expenses during the year in which they were incurred,

o) call Ordinary and Extraordinary Stockholders’ General Meetings in accordance with these Bylaws,

p) present to the Stockholders’ Meeting, an annual report on the activities and development of the company, the Inventory, Balance Sheet and Income Statement, prior report of the Comptroller,

q) put under the consideration to the Stockholders’ Meeting, the distribution of profits and other issues of its concern,

r) execute all other acts of disposition, acquisition and administration that may be considered necessary for the achievement of company goals. The preceding list is only enunciative, not restrictive.

EIGHTEETH: The Board of Directors, with the consent of the Comptroller, shall resolve all matters not foreseen by the Bylaws and authorize any action and operation, even though it might not be specified on them, provided always they are related to the company’s purpose.

CHAPTER IV. STOCKHOLDERS’ MEETINGS

NINETEENTH: The General Stockholders’ Meetings shall be Ordinary and Extraordinary, their meetings shall be held at the legal address. The Ordinary Meetings shall be conducted within four months following the previous year-end closing, to consider the following issues:

a) To consider and resolve the Board of Directors’ Annual Report, Balance Sheet, Inventory, Income Statement, Profit Distribution, Comptroller’s Report and all other measures, in relation to the administration of the Company, whose resolution is under its responsibility, according to the competence granted by the law and the Bylaws, or is submitted for its decision by the Board of Directors or the Comptroller,

b) Designation of directors and Comptroller, and establishment of their retribution,

c) Responsibilities of the Directors and Comptrollers, and their removal,

d) issuance of stocks within the Authorized Capital.

The items c) and d) can be considered at any date during the year if necessary. The Stockholders’ Meetings must be called by the Board, or otherwise by the Comptroller. The constitution of the Stockholders’ General Meeting on first call requires the presence of stockholders or representatives holding more than fifty percent (50%) of the stocks with right to vote. On second call, the Meeting is considered constituted whichever the Capital represented might be. The resolutions in both cases will be adopted by absolute majority of the votes presents.

TWENTY: The Stockholders’ Extraordinary Meetings will be called by the Board of Directors or the Comptroller whenever judged necessary or when they are requested by the stockholders holding at least five percent (5%) of the Capital Stock. The request shall indicate the matters to be discussed. The Board or the Comptroller will call the Meeting for it to be held within thirty days from the day the request was received. The Extraordinary Meeting has the right to consider and resolve all matters that are not of the competence of the Ordinary Meeting, the modification of Bylaws and especially: a) the increase of the authorized capital, reduction and recall of the capital stock, b) rescue, reimbursement and amortization of stocks, c) merger, transformation and dissolution of the company, designation, removal and retribution of liquidators, accounts consideration and all other issues related to the performance of the liquidators, d) issuance of bonds or debentures and their conversion into stocks and, e) issuance of participation bonds.

TWENTY ONE: The Meeting will be called through publications made on a widely-read newspaper for five days, at least ten days prior to the meeting and no more than thirty. The publication must contain the nature of the Meeting, date, time and place of the reunion, order of the day and the special requirements prescribed by the present Bylaws for the participation of stockholders. The second call, for the first Meeting not being able to meet, will take place within the following thirty days, and the publications will be made for three days, with at least eight days of anticipation. The Board or the Comptroller can decide to hold the second meeting on the same day, one hour after the time established for the first meeting.

TWENTY TWO: The constitution of the Extraordinary Meeting on first call will have a legal quorum with the presence of stockholders or representatives that account for sixty percent (60%) of the stocks with right to vote. The second call requires the presence of at least thirty percent (30%) of the stocks with right to vote. The resolutions on both calls will be adopted with the absolute majority of the votes present.

TWENTY THREE: In order to attend the Meetings, the stockholders must deposit their stocks, or a bank certificate of deposit issued to that effect, at the company for their registration in the book of attendance to Meetings, with no less than three business days prior to the established date. During that lapse, no one will dispose of them. The company will issue the necessary certificates of receipt, which will be used for admission to the meeting. The stockholders or their representatives attending the meeting will sign the book of attendance where they will leave evidence of their address and the number of votes they represent.

TWENTY FOUR: The stockholders have the right to be represented at the Meetings, being necessary to that effect to present a Letter of Representation addressed to the Board, with authorized and registered signature of the Company. The Directors, Comptrollers, Managers and the rest of the employees of the Company cannot represent the Stockholders. The Stockholders residing abroad can appoint a legal representative to represent them at the meetings.

TWENTY FIVE: The Directors, Comptrollers and Managers have the right and obligation to attend with voice at all the Meetings. They will only vote to the extent corresponding to them as stockholders. They cannot vote on the approval of Financial Statements and other accounts and acts related to their administrative performance, nor on the resolutions concerning their responsibilities and removal.

TWENTY SIX: The Meeting will be presided by one Head Director; in his absence, for the person appointed by the attendees by absolute majority of the votes present. In the same manner, a Secretary will be appointed. The Meeting can call a recess for one time only in order to continue in another date within the following thirty days. In such case, only the stocks with right to participate in the first meeting will be able to participate in the second one. Minutes of each meeting will be kept.

TWENTY SEVEN: The Meetings’ deliberations must be registered in the Book of Stockholders’ Meetings’ Minutes, duly signed in accordance with the Commercial Law. The Minutes shall be signed within five days of the date of the Meeting. The Minutes must be signed by the President of the Meeting, the stockholders appointed by the meeting and the secretary. The minutes shall summarize the manifestations made during the deliberations, the way in which the voting took place and the results, with complete details of the decisions adopted.

CHAPTER V. SUPERVISION AND CONTROL OF THE COMPANY

TWENTY EIGHT: Without prejudice of the control established by the administrative laws o by the special laws, the supervision and control of the Company will be in charge of a Head Comptroller and a Substitute Comptroller. The Comptrollers will be designated by the Stockholders’ Ordinary General Meeting and their functions are of a personal nature and cannot be delegated. The Directors, the Managers and the rest of the Company’s employees cannot be appointed Comptrollers, neither the Directors’ spouses nor their relatives. The Comptrollers will be designated for one business year without prejudice of their obligations to remain in their charge until they are replaced. The Substitute Comptroller will replace the Head Comptroller in case of temporary or permanent vacancy. Being the substitution not possible, the Board will call a Stockholders’ Ordinary Meeting for the designation in order to complete the term. The Comptroller’s functions will be remunerated. The Stockholders’ Meeting will determine his pay.

TWENTY NINE: The responsibilities and obligations of the Comptrollers will be established by the Company Bylaws with special attention to what the articles 1.124 through 1.126 of the current Civil Code mandate.

CHAPTER VI. DISSOLUTION, LIQUIDATION AND DIVISION OF THE COMPANY

THIRTY: The Company will cease to exist at the maturity of its legal term, by virtue of physical or judicial impairment to achieve its purpose, for complete loss of its Capital Stock or bankruptcy. In addition, the Company shall be extinguished for all other causes established by these Bylaws or by the dispositions listed under articles 1.003 and 1.004 of the Civil Code. Upon judicial dissolution of the Company, the judgment will have retroactive effect to the time of the underlying cause.

THIRTY ONE: The liquidation of the assets and liabilities shall begin once the dissolution of the Company has ended. The company will continue to exist to the extent required by the liquidation in order to conclude the pending businesses and the division of the Company’s patrimony. The liquidation must continue with the unfinished businesses, the determination of the company’s assets and liabilities, the payment of obligations and finally, the distribution of the remaining result, if any, among the stockholders. The designated liquidators shall comply with all the prescriptions established under the current laws and specifically those mandated by the articles 1.006 through 1.012 of the Civil Code.

CHAPTER VII. BALANCE SHEET, DITRIBUTION OF PROFITS AND RESERVE FUNDS.

THIRTY TWO: The Company´s business year will be closed on December 31st of every year. On this date, the corresponding Inventory, Balance Sheet and Income Statements will be prepared. The liquid net income resulting from the Balance Sheet will be distributed as follows: five percent (5%) will be allocated to the Legal Reserve Funds, until completing twenty percent (20%) of the subscripted capital; the amount the Meeting decides to assign as special reserve; the amount the Meeting assigns as remuneration of Directors and Comptrollers and; the balance, if any, will be distributed among the stockholders, in the proportion of their paid stocks, within the terms and conditions indicated by the Stockholders’ Meeting. ARTICLE THIRTY THIRD: Copies of the Balance Sheet and the Income Statements will be deposited at the company’s address at the stockholders’ disposition, with no less than fifteen days prior to their consideration by the Shareholders’ General Meeting. Copies of the Board of Directors’ Annual Report and Comptroller’s Report will also be available to the stockholders.

CHAPTER VIII. TEMPORARY DISPOSITIONS

THIRTY FOUR: Before the present Extraordinary Meeting, the Capital Stock of MERCO PARA S.A.C.I. was fully subscripted and paid up to the amount of Gs.3,000,000,000 (Guaraníes three thousand million) corresponding to 6,000 (six thousand) bearer stocks of a face value of Gs.500,000 (Guaraníes five hundred thousand) each. The 12,000 (twelve thousand) stocks of Gs.1,000,000 (Guaraníes one million) each, that will be issued after the Bylaws’ reform, in order to allow for the incorporation of the patrimonies of the firms PETROVÍA S.A. and HIDRO GAS S.A., according to the Merger Agreement subscripted by MERCO PAR S.A.C.I. with the mentioned companies on September 30, 2008, will be subscripted by the stockholders of the said companies as follows:

a) The firm NAUTICLER S.A., as stockholder of the “absorbed” company HIDRO GAS S.A. will receive SIX THOUSAND EIGHT HUNDRED (6,800) stocks of the “surviving” company.

b) The Firm NAUTICLER S.A., as stockholder of the company PETROVÍA S.A. will receive FORTY (40) stocks of the “surviving” company.

c) The firm KILMACOW (Compañía de Transporte Fluvial Internacional S.A.) as stockholder of the “absorbed” company HIDRO GAS S.A. will receive THREE THOUSAND TWO HUNDRED (3,200) stocks of the “surviving” company.

d) The firm PETROVÍA INTERNACIONAL S.A. as stockholder of the firm PETROVÍA S.A. will receive ONE THOUSAND NINE HUNDRED SIXTY (1,960) stocks of the “surviving” company.

The requested modification is therefore completed. The undersigned acknowledge being informed of the terms of the present notarized document, agree with all such terms and accept them in full. Read and ratified, the undersigned give their consent and sign before me, of all of which, including the contents, as well as having personally received their manifestation of will, I attest. SIGNED: EDUARDO EMILIO BLANC.- MARCOS JUAN PERONI CLIFTON.- NORMA LIA AGUILAR.- BEFORE ME, DELIA GRACIELA RUIZ.- CIVIL LAW NOTARY PUBLIC. MY SEAL IS AFFIXED. SIGNED: DELIA GRACIELA RUIZ. NOTARY PUBLIC. REGISTRATION No.225. Haedo 1069 – Phone: 493077 – As. Py

OF CIVIL, COMMERCIAL AND MARINE AGREEMENTS

DELIA GRACIELA RUIZ

Notary Public

Reg. N° 225

Eduardo Víctor Haedo 1069 - 4º Piso Of. 74

Telefax: 493 077

Asunción - Paraguay

Deed of: TRANSCRIPTION AND FILING OF MINUTE OF EXTREXTRAORDINARY GENERAL ASSEMBLY.-

Granted by: THE COMPANY MERCO PAR S.A.C.I.-

In favor of:

Year 2010.- No. SEVEN

Folio: 14 and following

Copy: FIRST

THE NOTARY PUBLIC COLLEGE OF PARAGUAY

NOTARY SEAL

SERIES AF	Nº 3436460

NOTARY PUBLIC:	DELIA GRACIELA RUIZ
LOCALITY:	ASUNCION
ADDRESS:	E. V. HAEDO 1.069 C/COLON
REGISTRATION:	225

TRANSCRIPTION AND FORMALIZATION OF MINUTES OF EXTRAORDINARY GENERAL ASSEMBLY REQUESTED BY THE COMPANY MERCO PAR S.A.C.I.- NUMBER: SEVEN. - In the City of Asuncion, Capital of the Republic of Paraguay, on the FOURTEENTH day of the month of JANUARY of the year two thousand ten, before me: DELIA GRACIELA RUIZ, Notary Public, Holder of the Registration No. 225; They appear: Mr. EDUARDO EMILIO BLANC, Argentine nationality, married, with Paraguayan Civil Identity Card No. 4.688.292, and Mr. MARCOS JUAN PERONI CLIFTON, Paraguayan, divorced, with Civil Identity Card No. 1.010.363, domiciled for the purposes of this act at the street Jejuí No. 324, Floor 7, of this capital – The appearing persons are of legal age, capable, they fulfilled the laws of personal character demanded for acts of this nature, I give faith. – Mr. EDUARDO EMILIO BLANC and Mr. MARCOS JUAN PERONI CLIFTON, concur to this act in the name and representation of the company that drafts in this place under the denomination of “MERCO PAR S.A.C.I.” , with Tributary Certificate No. 80011137-0, in their characters of Titular Directors, as is recorded in the Minute No. 21 of EXTRAORDINARY General Assembly of Shareholders, performed on the date of May 11, 2009, which reproduction I omit because I left a duly authenticated photocopy glossed to the Protocol to which I will refer if necessary.- The company “MERCO PAR S.A.C.I.” , was constituted by Public Deed No. 396, dated on December 10, 1994, passed before the Notary Public Norma Estela Silvero de Leon, inscribed with the General Direction of Public Registries, Public Registry of Commerce, under the No. 732, Series “D”, folio 3749 and following, Agreements Section, on July 13, 1994.- The Social Statute has been modified ba change of denomination, adopting the denomination of “MERCO PAR S.A.C.I.”, as is recorded in the terms of the Public deed No. 79 dated on March 15, 1995, passed before the Notary Public Norma Estela Silvero de Leon, from which testimony was taken reason in the General Direction of the Public Registries, in the Registry of Legal Persons and Associations, written down under the No. 234, folio 3.089 and following, Series A, on the date of March 27, 1995; and in the Public Registry of Commerce, written down under the No. 437, Series D, folio 3749 and following, Agreements Section, on the date of March 28, 1995.- By Public

Deed No. 164, dated on December 31, 2008, passed before me the Authorizing Notary Public, the companies Hidro Gas S.A. and Petrovia S.A. were merged by absorption from the part of the company Merco Par S.A.C.I., from which testimony was taken reason in the General Direction of Public Registries, in the Section of Legal Persons and Associations, under the No. 61, to the folio 664 and following, Series B, on the date of January 20, 2009; and with the Public Registry of Commerce, in the Registry of Agreements, under the No. 89, Series D, folio 920, on the date of January 20, 2009.- Mr. EDUARDO EMILIO BLANC and MARCOS JUAN PERONI CLIFTON, by the invoked and credited representation, say: That, they request from me, the Authorizing Notary Public the Transcription of the Minutes of EXTRAORDINARY General Assembly No. 22, dated on December 4, 2009, and December 29, 2009 respectively, that for that act I have to my sight and that once copied literally reads: EXTRAORDINARY GENERAL ASSEMBLY, MINUTE No. 22. In the city of Asuncion, Capital of the Republic of Paraguay, on the 4th day of the month of December of 2009, at 11:00 hours, in Jejuí No. 324 e/ Chile, P. 7, meet in Extraordinary General Assembly the shareholders of MERCO PAR S.A.C.I., according to the notices of summon published in the newspaper Ultima Hora who deposited their shares according to details registered at folio No. 21 of the book of “Deposit of Shares and Registry of Attendance to Assemblies” as follows: The company COMPAÑÍA DE TRANSPORTE FLUVIAL INTERNACIONAL S.A. with three thousand two hundred (3,200) ordinary shares to the bearer of guaranies One million (Gs, 1,000,000) each (21.33%); and All of the above mentioned Shareholders are represented

THE NOTARY PUBLIC COLLEGE OF PARAGUAY

NOTARY SEAL

SERIES AF	Nº 3436461

NOTARY PUBLIC:	DELIA GRACIELA RUIZ
LOCALITY:	ASUNCION
ADDRESS:	E. V. HAEDO 1.069 C/COLON
REGISTRATION:	225

In this act by Mr. Francisco Peroni Clifton by virtue of power of attorney duly granted to the effect, totalizing the quantity of Fifteen Thousand (15,000) ordinary shares to the bearer that represents one hundred percent (100%) of the share capital of the company.- Once verified the statutory legal quorum, they pass to deal with the first point of the agenda: 1) Designation of Secretary of the Assembly.- The Holder Director: Mr. Eduardo Blanc presides the Assembly in absence of the President Mr. Horacio E. Lopez, who in turn appointed Mr. Marcos J. Peroni as Secretary, which is approved unanimously.- Mr. Francisco Peroni Clifton, in the representation of the shareholders, proposed the presented Assembly to enter in recess by virtue of the need to confirm accountable data to be provided by the Department of Accountancy of the company. Once put in consideration, it was solved to enter in recess for the day December 29, 2009 at 15:00 Hs. Signed: Francisco Peroni Clifton (Representative of shareholders).- Eduardo blanc (President of the Assembly).- Marcos J. Peroni (Secretary of the Assembly).- It is a faithful copy, I give faith.- Next I pass to transcribe the Minute dated on December 29, 2009, that totally copied reads: In the city of Asuncion, Capital of the Republic of Paraguay, being 15:00 hours of December 29, 2009, in the social local of the street Jejuí No. 324 e/ Chile, P. 7, meet in Extraordinary General Assembly the Shareholders of the Company MERCO PAR S.A.C.I, in order to reopen the Assembly entered in recess on the last December 4, 2009. Once verified the legal quorum the President of Assembly declares reopened the same and they passed to deal with the second point of the Agenda: 2 Modification of Social Statutes. Mr. Francisco Peroni Clifton, in representation of the shareholders, makes use of the word and refers that in accordance with the itemized analysis on the patrimonial situation of the company where a great surplus in cash is reported coming from the payment of invoices issued by the company. He also refers to operative difficulties that represents for the company to maintain a so high Share capital, in particular in its operations with PETROPAR, for that reason by express instructions of his represented, he proposes to solve on the modification of the Social Statutes of the company, reducing the Share capital by means of the corresponding rescue and cancellation of shares representative of the Capital. Indeed, in accordance with the established in the Art. 1080 of the Paraguayan Civil Code, it was proposed that the Share capital of the company, at the moment of Guaraníes Fifteen billions (Gs. 15,000,000,000), be reduced to Guaranies Three billions (Gs. 3,000,000,000), for that reason this Assembly must authorize the rescue and cancellation of TWELVE THOUSAND (12,000) SHARES TO THE BEARER OF GUARANIES ONE MILLION (Gs. 1,000,000) each. Once considered the proposal, after an exhaustive debate, is solved to approve the proposal unanimously. - The proxy of the shareholders keeps in use of the word, and proposes to be instructed the Directory so that it proceeds as soon as possible to the rescue and cancellation of Twelve thousand (12,000) shares equivalent to Guaranies Twelve billions (Gs. 12,000,000,000) as follows: Shareholder: a) Nauticler S.A.- Total of Shares: 9440.- Total Value Gs. Rescued: 9,440,000,000. - b) Compañía de Transporte Fluvial Internacional S.A.- Total of Shares: 2560.- Total Value Rescued: 2,560,000,000.- Total: Total of Shares: 12,000.- Total Value Gs. Rescued: 12,000,000,000.- This rescue of shares will be payable to the nominal value of the shares held by the shareholders in the Company, being authorized also the Directory to proceed to the payment by means of banking transfer to each one of the above detailed shareholders for payment by rescue of shares of the company. Debated the proposal, the same was approved by unanimity of votes.- Consequently, from the rescue and cancellation of shares on, the shareholding package of the company is conformed as follows, for which from now on the Directory is authorized to proceed to the exchange of shares for new titles representing new share capital of the company, numbering both shares and the titles representing them in conformity to

THE NOTARY PUBLIC COLLEGE OF PARAGUAY

NOTARY SEAL

SERIES AF	Nº 3436462

NOTARY PUBLIC:	DELIA GRACIELA RUIZ
LOCALITY:	ASUNCION
ADDRESS:	E. V. HAEDO 1.069 C/COLON
REGISTRATION:	225

what establish the Social Statutes.- Shareholder: a) Nauticler S.A.- Total of Shares: 2360. - Total Value Gs. Rescued: 2,360,000,000.- b) Compañía de Transporte Fluvial Internacional S.A.- Total of Shares: 640.- Total Value Gs. Rescued: 640,000,000. - Total: Total of Shares: 3,000. - Total Value Gs. Rescued: 3,000,000,000.- Mr. Francisco Peroni Cíifton keeps in use of the word, who proposes the modification of the Article Sixth of the Social Statutes that will be written up as follows: “ARTICLE SIXTH: The Share capital is fixed in the sum of GUARANIES THREE BILLIONS (Gs. 3,000,000,000.-) represented by THREE THOUSAND (3,000) shares of nominal value of GUÁRANIES ONE MILLION (Gs. 1,000,000.-) each. The shares will be characterized by the Arabic numbers from 1 on correlatively. The shares will be ordinary, to the bearer or nominative with right to one vote in the assemblies of shareholders. The issuing of shares will be established by the Ordinary Assembly of Shareholders and this will be recorded in a Public Deed. The Assembly of Shareholders that solves the issue, will be able to delegate in the Directory to determine the conditions and norms of the subscription and integration of the shares.- Once put in consideration the proposal, the same was approved unanimously, authorizing to two of any members of the Directory to appear before a Notary Public to request the protocol and inscription before the Public Registries of the corresponding Public Deed.- 3.- Designation of a shareholder to subscribe the Minute of the Assembly.- It is solved Mr. Francisco Peroni Clifton to sign the present act jointly with the President and the Secretary of the Assembly.- With no other point to try, the-session finished at 16:00 hrs.- Signed: Francisco Peroni Clifton (Representative of shareholders).- Marcos J. Peroni (Secretary of Assembly).- Eduardo Blanc (President of the Assembly).- It is a faithfully copy, I give faith.- So it is done the requested transcription.- Once informed the persons appearing of the terms of the present document, they indicate their conformity and acceptation in all its parts.- Read and ratified, thus they grant and they sign before me, of all of which and of the contents, as well as of having received personally the manifestation of will, I give faith.- SIGNED: EDUARDO EMILIO BLANC.- MARCOS JUAN PERONI CLIFTON.- BEFORE ME DELIA GRACIELA RUIZ.- NOTARY PUBLIC, IT IS MY SEAL,

SEAL:

DELIA GRACIELA RUIZ

Notary Public

Holder No. 225

Haedo 1069 – Phone 493077 – As. Py.

THE NOTARY PUBLIC COLLEGE OF PARAGUAY

Resolution 106/90 – supreme court of Justice

NOTARY ACTUATION

SERIES AG	Nº 3423237

NOTARY PUBLIC:	DELIA GRACIELA RUIZ
LOCALITY:	ASUNCION
ADDRESS:	E. V. HAEDO 1.069 C/COLON
REGISTRATION:	225

IT MATCHES faithfully its first document No. SEVEN folio 14 and following of the Protocol of the CIVIL Division Section “A” of the Notary Registry No. “225” with seat in ASUNCION and authorized by DELIA GRACIELA RUIZ in the condition of HOLDER of this Registry, I issue this FIRST copy for the INTERESTED PART on the FOURTEENTH day of the month of JANUARY of the year TWO THOUSAND TEN. -

SEAL:

DELIA GRACIELA RUIZ

Notary Public

Holder No. 225

Haedo 1069 – Phone 493077 – As. Py.

(signed)

PATRICIA CANDIA

Teller

2659/06

ROUND SEAL OF THE SUPREME COURT OF JUSTICE DATED ON JAN 22 2010 PARTIALLY ILLEGIBLE.

Entry No. 2442241	Hour:8:44:48

THE GENERAL DIRECTION OF PUBLIC REGISTRIES

SECTION LEGAL PERSONS AND ASSOCIATIONS

Inscribed under Series F 41 Folio 454

Asuncion, January 22, 2010

Resolution No. 199 Dated on 20/01/10

(signed)

VICTOR PERALTA

Registrar

(signed)

Notary Maria Luisa Gonzalez

Deputy: 25/I/2010

SEAL:

JUDICIAL POWER

THE PUBLIC REGISTRY OF COMMERCE

SECTION 22

REPUBLIC OF PARAGUAY

“Merco Par” S.A.C.I. Entry Nº 2442241	8:44:38

THE GENERAL DIRECTION OF PUBLIC REGISTRIES

THE PUBLIC REGISTRY OF COMMERCE

Inscribed with the Registry of Agreements No. 25, Series F Folio 314

Number 221041/2010

S/D.R.F.S. No. 199

Date: 20/I/2010

SEAL:

JUDICIAL POWER

THE PUBLIC REGISTRY OF COMMERCE

SECTION 22

REPUBLIC OF PARAGUAY

(signed)

Lawyer Maria Angelica Gallardo

Head of Section

JUDICIAL POWER

THE GENERAL DIRECTION OF ADMINISTRATION AND FINANCES

JUDICIAL INCOMES

M. R. Alonso y Testanova

R.U.C. 80005191-4

5245316

PAYMENT RECEIPT CORRESPONDING TO THE ADJUSTMENT No. 5277249

SWORN STATEMENT No. 2642000

SECURITY SHEET No. 3352988

Name and Last name or Dates of the Professional

DELIA GRACIELA RUIZ

Doc. Or Professional Registration 225

R.U.C. 614223-0

Hiring: MERCO PAR S.A.C.I.                         ID. / R.U.C.

Concepts

Amount

Transcription of documents

21.875

T.E. Transcription of documents

34.158

TOTAL PAID

75.863

GUARANIES Seventy five thousand eight hundred sixty three

PAYMENT WAY: CASH

DATE AND HOUR 06/01/2010 8:13:02

DEED	Teller’s Signature

JUDICIAL TAX – PUBLIC DEEDS

JUDICIAL POWER

THE GENERAL DIRECTION OF ADMINISTRATION AND FINANCES

DEPARTMENT OF JUDICIAL INCOMES

LAW 284/71; 1165/85; 669/85; 118/91

RESOLUTION No. 401/05 – RUC No. CS 11 6773804

1. Identification of the Notary Public

LAST NAME OR SOCIAL REASON             NAME                                 RUC/REGISTRY

RUIZ                                                      DELIA GRACIELA                         225

Identifier of Hiring or Dominium Holder

SOCIAL REASON OR LAST NAMES – NAMES

2.1 MERCO PAR S.A.C.I.

3. Data of the Deed

NUMBER 7 DAY 14 MONTH 01 YEAR 10 PROTOCOL Civil

SECTION A

AUTHORIZING NOTARY PUBLIC

Delia Graciela Ruiz

5. Tax Determination

5.1 KIND OF RIGHT DEMANDABLE AMOUNT (CURRENCY) TAX TOTAL

TRANSCRIPTION AND FILING

21.675

OF EXTRAORDINARY GENERAL ASSEMBLY MINUTE

5.3 SPECIAL TAXES

SPECIFICATIONS INSCRIPTION QUANTITY 2 TOTAL 54,188

5.5 TOTAL TO PAY 75,863

6. REMARKS

(signed)

Patricia Candia

Teller

DELIA GRACIELA RUIZ

Notary Public

Holder No. 225

Haedo 1069 – Phone 493077 – As. Py.

(signed)

Signature and seal of Professional

I state under swear that the data consigned are correct and complete

DELIA GRACIELA RUIZ

Notary Public

Reg. No. 225

Asuncion - Paraguay

Asuncion, January 15, 2010. -

GENTLEMEN

LAWYER’S OFFICE OF THE TREASURE:

DELIA GRACIELA RUIZ, Notary Public, Holder of the Registry No. 225, by her own right, with domicile at Eduardo Victor Haedo No. 1069, in this capital city, writes you and by your intermediation to where it corresponds in order to apply for the inscription of the Deed of Transcription and Filing of the Minute of Extraordinary General Assembly of the Company denominated MERCO PAR S.A.C.I., arranged in Public Deed No. 7, dated on January 14, 2,010, passed before the Notary Public’s Office on my charge, for its inscription before the General Direction of Public Registries, in the Section of Legal Persons and Associations and Public Registry of Commerce.- I accompany the mentioned Deed. -

Best regards,

(signed)

DELIA GRACIELA RUIZ

Notary Public

Holder No. 225

Haedo 1069 – Phone 493077 – As. Py.

THE MINISTRY OF THE TREASURE

Lawyer’s Office of the Treasure

Form ABT-02

Dossier A.T. No. 231/2010 Ref. to expert opinion on the company

“MERCOPAR” S.A.C.I. . -

Asuncion, JAN 2, 2.010.-

Judgment D.R.F.S. No. 199

TO THE LAWYER OF THE TREASURE:

The Notary Public DELIA GRACIELA RUIZ, on the date of January 18, 2010, sends to the Lawyer’s Office of the Treasure of the Ministry of Treasure copies of the Public Deed No. 7 dated on January 14, 2010, for the pertinent judgment. On the matter, the Department of Registry and Control of Companies expose as follows:

That the above mentioned Notary Public, in the name and representation of the company denominated “MERCOPAR” S.A.C.I. , request the inscription of the Public Deed with the corresponding Public Registries.

The presentation is accompanied by copies of the Public Deed No. 7 dated on January 14, 2010, passed before the same applicant Notary Public, that contains the literal transcription of the Minute of the Extraordinary General Assembly, that took place on the date of December 04, 2009, where it was solved, the modification of the 6th Article of the Social Statutes and refers to the reduction of the social capital to the amount of Gs. 3,000,000,000.- (GUARANIES THREE BILLION).

Now, Law No. 322/07, in its Art. 5th, says: “…Once formalized the inscription, a summary of the constitution will be published, for the term of three consecutive days in a journal of great circulation. …… any modification of the Social Statutes or the dissolution of the company must be done observing the same formalities and procedures established for the constitution.”

The presented documents fulfill the requirements established in the Civil Code, the Law No. 388/94 and the modification No. 3228/07, for that reason we recommend to dispose the inscription in the corresponding Public Registries.

It is my opinion.-

(signed)	(signed)
ALDO M. CORONEL	LIC. GERARD R. BENITEZ C. Head Department Registry and Soc.

Fiscal

Asuncion, January 21, 2010

With the above expert opinion, be delivered the present proceedings to the interested for its inscription with the General Direction of Public Registries.

(signed)

Lawyer Fernando Benavente F

Resolution A.I. No. 7/09